OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

Meeting Date:	Tuesday, May 20, 2014

Time:	10:00 a.m. Eastern Daylight Time

Place:	FleishmanHillard
1615 L Street NW, Suite 1000
Washington, DC 20036

Subject:	1.	Elect the directors named in the Proxy Statement accompanying this notice to the Company’s Board of Directors to serve until the Company’s 2015 Annual Meeting of Shareholders or until the election and qualification of their respective successors.

	2.	Ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2014.

	3.	Vote on an advisory resolution on the Company’s executive compensation.

The Board unanimously recommends that you vote:

		•	FOR each of the director nominees;

		•	FOR the ratification of the appointment of KPMG LLP as our independent auditors; and

		•	FOR the advisory resolution on the Company’s executive compensation.

Record Date:	April 1, 2014

     Shareholders will also transact any other business that is properly presented at the meeting. At this time, we know of no other matters that will be presented.

     In accordance with the rules promulgated by the U.S. Securities and Exchange Commission, we sent a Notice of Internet Availability of Proxy Materials on or about April 10, 2014, and provided access to our proxy materials on the Internet, beginning on April 10, 2014, for the holders of record and beneficial owners of our common stock as of the close of business on the record date.

     Please sign and return your proxy card, vote by telephone or Internet (instructions are on your proxy card), or vote your shares in person, so that your shares will be represented whether or not you plan to attend the 2014 Annual Meeting of Shareholders.

MICHAEL J. O’BRIEN
Secretary

New York, New York
April 10, 2014

OMNICOM GROUP INC.
437 Madison Avenue
New York, New York 10022

PROXY STATEMENT

     The Board of Directors of Omnicom Group Inc., a New York corporation (“Omnicom,” the “Company,” “we,” “us” or “our”), is using this Proxy Statement to solicit proxies for our 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) on Tuesday, May 20, 2014 at 10:00 a.m. Eastern Daylight Time, at FleishmanHillard, 1615 L Street NW, Suite 1000, Washington, DC 20036 and at any adjournments or postponements of the 2014 Annual Meeting. In accordance with the rules promulgated by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials on the Internet. This Proxy Statement and our 2013 Annual Report to Shareholders are available, beginning April 10, 2014, on our website at http://www.omnicomgroup.com/investorrelations. You may also access our Proxy Statement and our 2013 Annual Report to Shareholders at https://materials.proxyvote.com/681919.

     Holders of our common stock, par value $0.15 per share, as of the close of business on April 1, 2014, will be entitled to vote their shares at the 2014 Annual Meeting. On that date, there were 261,171,532 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the 2014 Annual Meeting.

     You can vote your shares:

•	by returning the proxy card;
•	through the Internet at the website shown on the proxy card or Notice of Internet Availability of Proxy Materials;
•	by telephone using the toll-free number shown on the proxy card or Notice of Internet Availability of Proxy Materials; or
•	in person at the 2014 Annual Meeting.

     Votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Monday, May 19, 2014. For shares held in our employee retirement savings plan and/or our employee stock purchase plan, however, votes submitted through the Internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time on Thursday, May 15, 2014. Internet and telephone voting are available 24 hours a day and, if you use one of these methods, you do not need to return a proxy card. If you attend the 2014 Annual Meeting and vote in person, your vote will supersede any earlier voting instructions.

     You may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the 2014 Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted at the 2014 Annual Meeting.

     If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the 2014 Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock on April 1, 2014, the record date for voting. Alternatively, in order to vote, you may obtain a proxy from your bank, broker or other nominee and bring the proxy to the 2014 Annual Meeting.

     Additional information about the meeting is included below in this Proxy Statement in the section entitled “Information About Voting and the Meeting.”

CORPORATE GOVERNANCE

Board Composition and Leadership; Stock Ownership Guidelines

     Our Board of Directors currently consists of 13 directors: 11 independent or outside directors, our Chairman of the Board (Bruce Crawford) and our President and Chief Executive Officer (John D. Wren). Each director stands for election annually. Biographical information and information about the Committees on which our directors serve is included below in the section entitled “Items To Be Voted On: Item 1 — Election of Directors.”

     We have maintained a separate Chairman of the Board and CEO since January 1, 1997, and we treat those positions as separate and distinct. The CEO is responsible for the overall execution of the Company’s strategy. The Chairman of the Board provides guidance and mentorship to the CEO, and presides over meetings of the full Board. We believe that this leadership structure enhances the accountability of the CEO to the Board and strengthens the Board’s independence from management.

     Our Chairman of the Board, Bruce Crawford, has tremendous experience both with Omnicom and in the advertising industry. He began his career in advertising in 1956 and, in 1963, he joined BBDO Worldwide. He held a variety of high-level positions at BBDO, including that of President and CEO. He was Omnicom’s President and CEO from 1989 until 1995, when he became Omnicom’s Chairman of the Board and CEO. Upon Mr. Wren’s appointment as President and Chief Executive Officer in 1997, Mr. Crawford resigned from his role as CEO, while remaining Chairman of the Board as well as an executive officer. Our Board has determined that Mr. Crawford’s continued role as Chairman of the Board allows us to further benefit from the depth of Mr. Crawford’s prior experience and helps us preserve our distinctive culture and history.

     Mr. Wren is a member of the Board in addition to being our President and CEO. Separating the roles of CEO and Chairman of the Board allows Mr. Wren to focus his efforts on running our business and managing the Company in the best interests of our shareholders.

     We believe our CEO and our Chairman of the Board have an excellent working relationship that has allowed Mr. Wren to focus on our Company’s successful performance. Our Governance Committee oversees the evaluation of the Board and makes recommendations to the Board with respect to the Board’s performance and standards and procedures for review of the Board’s performance. Our Governance Committee is tasked with evaluating and making recommendations to the Board with respect to the functions of our Board committees including their structure, responsibilities, performance and composition.

     Our Board believes that the current Board leadership structure is best for the Company and its shareholders at this time.

     Our outside directors are Alan R. Batkin, Mary C. Choksi, Robert Charles Clark, Leonard S. Coleman, Jr., Errol M. Cook, Susan S. Denison, Michael A. Henning, John R. Murphy, John R. Purcell, Linda Johnson Rice and Gary L. Roubos. Our Board has determined that all of our outside directors are “independent” within the meaning of the rules of the New York Stock Exchange, Inc. (“NYSE”), as well as under our Corporate Governance Guidelines. Our Corporate Governance Guidelines are posted on our website at http://www.omnicomgroup.com. In determining that each of our outside directors is independent, the Board of Directors took into consideration the answers to annual questionnaires completed by each of the directors, which covered any transactions with director-affiliated entities. The Board also considered that Omnicom and its subsidiaries occasionally and in the ordinary course of business, sell products and services to, and/or purchase products and services from, entities (including charitable foundations) with which certain directors are affiliated. The Board determined that these transactions were not material to Omnicom or the entity and that none of our directors had a material interest in the transactions with these entities. The Board therefore determined that none of these relationships impaired the independence of any outside director.

     As a matter of policy, the independent non-management directors regularly meet in executive session, without management present. They met seven times in 2013. Our Board has appointed Mr. Purcell, the Chairman of our Governance Committee, to preside over executive sessions of the Board.

     The Board encourages stock ownership by directors and senior executives. Directors may elect to receive some or all of their cash director compensation in our common stock. Information about stock ownership by our directors and executive officers is included below in the section entitled “Stock Ownership.” Information about

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stock ownership guidelines for our named executive officers is included below in the section entitled “Executive Compensation: Compensation Discussion and Analysis,” and information about stock ownership guidelines for our directors is included below in the section entitled “Directors’ Compensation for Fiscal 2013.”

Board Operations

     Our Board met 11 times during 2013. The Board generally conducts specific oversight tasks through Committees so that the Board as a whole can focus on strategic matters and those particular tasks that by law or custom require the attention of the full Board. Our Board has established six standing Committees, functioning in these areas, as explained more fully below:

•	audit and financial reporting
•	management/compensation
•	corporate governance
•	finance and acquisitions/divestitures
•	attendance to matters requiring consideration between Board meetings
•	qualified legal compliance

     Each of the Committees operates under a written charter recommended by the Governance Committee and approved by the Board. The Board operates pursuant to our Corporate Governance Guidelines. Each Board Committee is authorized to retain its own outside advisors. Our Corporate Governance Guidelines and Committee charters that have been approved by the Board are posted on our website at http://www.omnicomgroup.com.

     Audit Committee: The Audit Committee’s purpose is to assist the Board in carrying out its financial reporting and oversight responsibilities, including oversight of risk as described in “Risk Oversight” below. In this regard, the Audit Committee assists the Board in its oversight of (a) the integrity of our financial statements, (b) compliance with legal and regulatory requirements, (c) the qualifications and independence of our independent auditors, and (d) the performance of our internal audit function and independent auditors. Furthermore, the Audit Committee prepares the report included below in the section entitled “Audit Related Matters: Audit Committee Report.” The Audit Committee also has the power to retain or dismiss our independent auditors and to approve their compensation.

     The members of our Audit Committee are Messrs. Murphy (Committee Chair), Henning (Committee Vice Chair), Clark and Cook and Ms. Choksi. The Board has determined that each member of our Audit Committee is “independent” within the meaning of the rules of both the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that each member of our Audit Committee is an “audit committee financial expert,” is “financially literate” and has “accounting or related financial management expertise,” as such qualifications are defined by SEC regulations and the rules of the NYSE, respectively. In addition to being a member of Omnicom’s Audit Committee, Mr. Henning serves on the audit committees of three other public companies. The Board has determined that Mr. Henning’s additional board service does not negatively impact his service to the Omnicom Audit Committee. It is the Board’s opinion that Mr. Henning’s breadth and depth of financial experience and knowledge greatly enhance the abilities and competencies of the Omnicom Audit Committee, and that, as a retiree, Mr. Henning has ample time and capacity to serve such other public company audit committees without impairing his ability to serve Omnicom. In the Board’s opinion, such service actually enhances his ability to serve Omnicom.

     The Audit Committee met 15 times last year.

     Compensation Committee: The Compensation Committee’s purpose is (a) to assist the Board in carrying out its oversight responsibilities relating to compensation matters, including oversight of risk as described in “Risk Oversight” below, (b) to prepare a report on executive compensation for inclusion in our annual Proxy Statement and (c) to administer and approve awards under our equity and other compensation plans. The report of the Compensation Committee is included below in the section entitled “Executive Compensation: Compensation Committee Report.”

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     The members of our Compensation Committee are Mr. Roubos (Committee Chair), Ms. Denison (Committee Vice Chair), Messrs. Batkin, Coleman and Henning and Mrs. Johnson Rice. The Board has determined that each member of our Compensation Committee is “independent” within the meaning of the rules of the NYSE and a “non-employee director” within the meaning of the regulations of the SEC.

     The Compensation Committee met 10 times last year.

     Governance Committee: The Governance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities, including oversight of risk as described in “Risk Oversight” below, relating to (a) the composition of the Board and (b) certain corporate governance matters. As part of its responsibilities, the Committee considers and makes recommendations to the full Board with respect to the following matters:

•	director nominees and underlying criteria for election to the Board and its Committees;
•	the functions of the Board Committees;
•	standards and procedures for review of the Board’s performance;
•	our corporate governance policies generally, including with respect to director qualification standards, responsibilities, access to management and independent advisors, compensation, orientation and education, and performance evaluation;
•	management succession;
•	the Code of Conduct applicable to our directors, officers and employees; and
•	the Governance Committee’s performance of its own responsibilities.

     The members of our Governance Committee are Messrs. Purcell (Committee Chair), Clark (Committee Vice Chair), Coleman and Cook, and Mses. Denison and Johnson Rice. The Board has determined that each member of our Governance Committee is “independent” within the meaning of the rules of the NYSE.

     The Governance Committee met six times last year.

     Nominations for directors at our 2015 Annual Meeting of Shareholders may be made only by the Board or a Board Committee, or by a shareholder entitled to vote who delivers notice along with the additional information and materials required by our By-laws to our Corporate Secretary not later than 60 days prior to the date set for the 2015 Annual Meeting of Shareholders. Our By-laws provide that in order for a nomination to be considered, the notice must include the information as to such nominee and submitting shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director and if such solicitation were one to which Rules 14a-3 to 14a-12 under the Exchange Act, applied. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the By-law provision noted above by writing to our Corporate Secretary at our address listed on the cover of this Proxy Statement, or on our website at http://www.omnicomgroup.com. Our By-laws have also been filed with the SEC.

     The Governance Committee will consider all candidates recommended by our shareholders in accordance with the procedures included in our By-laws and this Proxy Statement. We did not receive any nominee recommendations from shareholders this year. Any future director candidate recommendations made by shareholders that are properly submitted will be considered by the Governance Committee in the same manner as those submitted by the Board or the Governance Committee itself.

     Our Board seeks to ensure that it is composed of individuals not only with substantial experience and judgment but also from diverse backgrounds and experiences. In determining the nominees for the Board, our Governance Committee considers the criteria outlined in our Corporate Governance Guidelines including a nominee’s background and experience in relation to other members of the Board, his or her readiness to commit the time required to discharge Board duties and independence issues. In addition, our Governance Committee considers the composition of the Board as a whole and diversity in its broadest sense, including persons diverse

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in geography, gender and ethnicity as well as representing diverse viewpoints, age, and professional and life experiences. In considering diversity, director nominees are neither chosen nor excluded solely or largely based on any one factor. The Governance Committee considers a broad spectrum of skills and experience to ensure a strong and effective Board.

     Our Governance Committee oversees the evaluation of the Board and makes recommendations to the Board with respect to the Board’s performance and standards and procedures for review of the Board’s performance. Our Governance Committee is tasked with evaluating and making recommendations to the Board with respect to the functions of our Board Committees including their structure, responsibilities, performance and composition.

     The Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. The Governance Committee identifies the skills and experience needed to replace any departing director and may perform research, either itself or by engaging third parties to do so on its behalf, to identify and evaluate director candidates.

     Finance Committee: The Finance Committee’s purpose is to assist the Board in carrying out its oversight responsibilities relating to financial matters affecting Omnicom, including in respect of acquisitions, divestitures and financings and the oversight of risk as described in “Risk Oversight” below.

     The members of our Finance Committee are Messrs. Crawford (Committee Chair), Batkin, Murphy, Purcell and Roubos, and Ms. Choksi.

     The Finance Committee met seven times last year.

     Executive Committee: The Executive Committee’s purpose is to act on behalf of the Board in the management of the Board’s business and affairs between Board meetings, except as specifically prohibited by applicable law or regulation, or by our charter or By-laws.

     The members of our Executive Committee are Messrs. Coleman (Committee Chair), Crawford, Murphy, Purcell and Roubos.

     The Executive Committee met two times last year.

     Qualified Legal Compliance Committee: Our Qualified Legal Compliance Committee (“QLCC”) is comprised of the current members of our Audit Committee. As contemplated by SEC rules on corporate governance, the purpose of the QLCC is to receive, investigate and recommend responses to reports made by attorneys employed or retained by Omnicom or one of its subsidiaries of evidence of any material violation of U.S. federal or state securities law, material breach of fiduciary duty arising under U.S. federal or state law or a similar material violation of any U.S. federal or state law. The QLCC only meets when necessary and did not meet in 2013.

Director Attendance

     Attendance at Board and committee meetings during 2013 averaged 99% for the directors as a group. Each of our directors attended more than 90% of the meetings of the Board and the Committees of the Board on which he or she served during 2013. We encourage our directors to attend our annual meetings of shareholders, and in 2013, all of our Directors attended the Annual Meeting of Shareholders other than Mr. Murphy, who was unable to attend due to medical reasons.

Compensation Committee Interlocks and Insider Participation

     None of our Compensation Committee members is a current or former employee or officer of Omnicom or its subsidiaries. None of the Compensation Committee members has ever had any relationship requiring disclosure by Omnicom under Item 404 of the SEC’s Regulation S-K. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving as a member of our Board or its Compensation Committee.

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Qualifications of the Members of the Board of Directors

     In accordance with the process for the selection and nomination of directors described above, the Governance Committee reviews the composition of the Board at least annually and recommends to the full Board nominees for election. As part of its evaluation, the Governance Committee considers the slate of directors as a whole as well as the specific skills, backgrounds, experiences and qualifications of each nominee. The Board believes that a combination of skill-sets and experiences in a variety of industries provides the Board with the necessary range and depth of knowledge to most effectively oversee a company as large and complex as Omnicom. In addition to each nominee’s business experience and service on the boards of other companies, the Board takes into consideration other factors such as the educational background of each director nominee. The below does not include personal traits such as integrity and time commitment that are essential to a nominee’s qualifications and is not intended to be an exhaustive description of the qualifications that the Board considered with respect to the director nominees.

•	John D. Wren: Through the positions Mr. Wren has held at Omnicom and its networks, including that of President and Chief Executive Officer of Omnicom since January 1997, Mr. Wren possesses an in-depth understanding of the Company’s complex global businesses and strategy. As the former Chief Executive Officer of Omnicom’s Diversified Agency Services division, Mr. Wren has tremendous advertising, marketing and corporate communications experience. Under his leadership, Diversified Agency Services grew to become Omnicom’s largest operating group. Together with his strategic vision, Mr. Wren’s vast knowledge of Omnicom, its businesses and its clients enables him to provide important insights to the Board. Mr. Wren is also a member of the International Business Council of the World Economic Forum, and as such, he has direct exposure to the dynamic issues facing a myriad of international companies. This exposure is a valuable asset to the Company and enhances the Board’s ability to judiciously oversee management of Omnicom’s own complex global businesses.
•	Bruce Crawford: Mr. Crawford brings to the Board an unmatched tenure and degree of experience in the advertising, marketing and corporate communications industries. His involvement in the industry began in 1956, and since then he has held a diverse array of positions, such as Omnicom’s Chairman of the Board, President, and Chief Executive Officer. In addition, Mr. Crawford has held a variety of high-level positions at BBDO and for several years was the President and Chief Executive Officer of BBDO. These positions have earned Mr. Crawford an extremely keen understanding and a vast scope of knowledge of Omnicom’s business operations and strategy. Mr. Crawford’s experiences and qualifications also include his active involvement on a number of non-profit boards.
•	Alan R. Batkin: The selection of Mr. Batkin as a director nominee was partly grounded in the fact that his 16 years of experience as the Vice Chairman of a geopolitical consulting firm advising multinational companies brings to the Board a genuine comprehension and knowledge of the strategy and management of a dynamic and global business. Mr. Batkin understands the complex relationships crucial to successfully running international businesses, as well as the sophisticated strategies involved in expanding international business operations. Growing Omnicom’s non-U.S. operations is critical to our long-term business strategy and Mr. Batkin’s expertise in this regard is a critical component of the Board’s mix of skill sets. Having worked for more than 22 years in senior investment banking and accounting positions, Mr. Batkin also has high-level financial experience and can provide the Board with valuable input relating to matters of corporate finance and asset management. This experience is additive not only to his role as a director, but also to his service as a member of our Finance Committee. In addition, Mr. Batkin has extensive experience serving on the boards and audit committees of several public companies in a variety of industries.
•	Mary C. Choksi: With her extensive investment management experience, Ms. Choksi brings to the Board a sophisticated comprehension of the financial matters inherent to running a global business enterprise. It is central to Omnicom’s growth and successful financial performance that the Board of Directors’ knowledge base includes Ms. Choksi’s understanding of the utilization of assets to generate growth. Ms. Choksi is a founding partner and Senior Managing Director of the investment management enterprise Strategic Investment Group and a founder and, until May 2011, a Managing Director of Emerging Markets Management, which manages portfolios of emerging markets
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securities. As such, Ms. Choksi has the highest level of experience managing assets, evaluating investment risk, developing investment strategies and determining the optimal use of corporate assets. In addition, Ms. Choksi’s career includes 10 years of experience at the World Bank, primarily working in the Bank’s development arm focusing on projects in South and Southeast Asia. Through this role, Ms. Choksi acquired a keen appreciation of the many challenges facing a multinational company as it navigates foreign markets and hones its global investment strategies. Collectively, this experience and learning is an extremely valuable component of the overall mix of skills necessary for the Board to effectively oversee the development of Omnicom’s diversified global businesses. In addition, Ms. Choksi’s breadth of experience significantly benefits Omnicom’s Audit and Finance Committees on which she serves. Ms. Choksi also has considerable experience as a member of the board and audit committees of other public companies.

•	Robert Charles Clark: Among other things, Mr. Clark provides the Board with corporate governance expertise and substantial knowledge of corporate law, including experience gained as a Harvard University Distinguished Service Professor, Harvard Law School, and a tenured professor of law at Yale Law School. In these positions Mr. Clark has become one of the foremost authorities on corporate governance matters and has developed an acute appreciation for the intricacies of corporate law and a tremendous knowledge of corporate governance best practices. Mr. Clark’s corporate governance and compliance expertise is particularly beneficial to his service as a member of Omnicom’s Governance and Audit Committees. In addition, Mr. Clark has valuable accounting experience through the position he has held as dean of a leading law school responsible for all aspects of its management, including financial. Mr. Clark also has extensive public and private company board experience and serves as a member of the Audit Committee and Chair of the Nominating & Governance Committee of Time Warner. He also serves as Chair of the Nominating and Governance Committee and a member of the Human Resources, Corporate Governance and Social Responsibility, and Executive Committees of Teachers Insurance and Annuity Association (TIAA). Through his service on the boards of both corporate institutions such as Time Warner and financial institutions such as TIAA, as well as the boards of other large public companies, Mr. Clark possesses an in-depth knowledge of the financial management and business operations and strategies of a global enterprise.
•	Leonard S. Coleman, Jr.: Omnicom and its Board of Directors benefit from the diverse business experience that Mr. Coleman has acquired over his career, including during more than a decade of senior management experience in Major League Baseball where he took on a wide range of executive management responsibilities. Mr. Coleman gained significant financial experience through his years of working as a municipal finance banker at Kidder Peabody. Further, he has extensive government experience having served as Commissioner of the New Jersey Department of Community Affairs where his responsibilities included overseeing all local and county budgets. As Commissioner of New Jersey’s Department of Energy, he developed energy policy for the state. In addition, Mr. Coleman was Chairman of the Hackensack Meadowlands Development Commission developing zoning regulations for the area, Chairman of the New Jersey Housing and Mortgage Finance Agency, Vice Chairman of the State Commission on Ethical Standards, a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission, and President of the Greater Newark Urban Coalition. Mr. Coleman also lived overseas for several years serving as a management consultant. Mr. Coleman’s experiences and qualifications also include active involvement on the boards of a number of large public companies, providing him with a deep understanding of the operational and financial aspects of businesses, both domestic and international.
•	Errol M. Cook: Mr. Cook provides the Board with, among other things, valuable accounting experience and financial expertise that directly relates to Omnicom’s businesses, including through the high-level positions he has held at the international accounting firm Ernst & Young. He served as Chairman of the Media and Entertainment Committee and Chairman of the Retail Industry Committee of the New York State Society of CPAs. While at Warburg Pincus, a global leader in the private equity industry, Mr. Cook served on the FASB task force on business combinations and goodwill accounting and later consulted for companies preparing for Sarbanes-Oxley. Through such
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work experience, Mr. Cook has developed an expert understanding of corporate compliance issues and best practices, which is a valuable contribution to his service as a member of Omnicom’s Audit and Governance Committees. All of these positions have provided Mr. Cook with a strong accounting and financial background, including a comprehensive understanding of accounting rules and practices, financial statements, corporate finance, capital markets and asset management, each specifically in the context of Omnicom’s businesses. Mr. Cook also has experience as a former member of the board and audit committees of other public companies.

•	Susan S. Denison: With her many years of experience in media and marketing, including multiple senior management roles for companies as varied as Richardson-Vicks, Clairol, Showtime Networks, Revlon and Madison Square Garden, Ms. Denison provides Omnicom and its Board with a deep understanding of consumer behavior and a strategic vision of the business operations of Omnicom’s agencies. As Partner of an executive search firm and an executive within the media, entertainment and consumer products industries, Ms. Denison brings to the Board an intimate familiarity with executive compensation practices, as well as an extensive knowledge of complex media strategies, the oversight of management, and consumer market insights. Ms. Denison’s leadership experience as a Partner at Cook Associates where she is involved in executive recruiting of the most senior executives, generally at the “C Suite” level, provides her with unparalleled knowledge of the compensation policies and practices of large public companies. This knowledge is an extremely valuable contribution to her role as a member of Omnicom’s Compensation Committee and better enables the Board to perform its function of overseeing management retention and succession. Ms. Denison also brings an international perspective to the Board through her prior service on the Board and Compensation Committee of a company listed on the Tel-Aviv Stock Exchange.
•	Michael A. Henning: The selection of Mr. Henning as a director nominee was based, among other things, upon his extensive experience gained over a career spanning 40 years in senior positions for Ernst & Young, an internationally recognized accounting firm. At Ernst & Young, Mr. Henning served in a variety of positions including that of Deputy Chairman, Chief Executive Officer International, and Vice Chairman of Taxation. One of the many areas in which Mr. Henning’s long and distinguished career has made him knowledgeable is taxation, both domestic and international. His highly developed understanding of complex domestic and worldwide taxation regulations, policies and practices is an important component of the Board’s aggregation of skill-sets. Mr. Henning’s in-depth understanding of financial and accounting matters and his perceptive insights into the issues facing a multinational business such as Omnicom are extremely helpful to the Board and its Audit Committee. Further, Mr. Henning has served on the board, audit committees and compensation committees of several large public companies.
•	John R. Murphy: Mr. Murphy has significant experience in the newspaper publishing industry in which he has served in the roles of president, publisher and editor. In such varied roles, his supervisory purview has included the advertising and circulation departments, allowing him to bring to the Board a keen knowledge of the media buying perspective which is a crucial component of Omnicom’s businesses. In addition, Mr. Murphy’s service as Vice Chairman of National Geographic Society for over 13 years provides him with valuable business, leadership and management experience and allows him to provide the Board with insight into strategic business development and operational matters. Mr. Murphy also has considerable financial knowledge and expertise based in part on his mutual fund and hedge fund experience as the Co-Chairman of PNC Funds. Through his service on the boards of other companies in a wide variety of industries and, in particular, through his long tenure as the chairman of the audit committees of three public companies, including Omnicom, Mr. Murphy has a sizeable amount of board and audit committee experience which is a significant asset to Omnicom’s Board and greatly enhances his position as the Chairman of its Audit Committee.
•	John R. Purcell: Among his other qualifications, Mr. Purcell’s years of experience as a tax lawyer at Covington & Burling and as internal tax counsel at United Technologies have endowed him with a keen insight into legal issues and corporate compliance matters. The strength of judgment derived from this honed insight is a crucial aspect of what qualifies him to serve as the Chairman of Omnicom’s Governance Committee. Further, his extensive experience as a tax lawyer also provides
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him with a true understanding of the important taxation issues inherent in Omnicom’s global business operations. In addition, Mr. Purcell has many years of senior management experience working in the publishing, broadcasting and marketing industries in roles as varied as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer which gives him a solid grasp of how to effectively oversee the management of a complex advertising, marketing and corporate communications company and, coupled with his distinguished career in banking and finance, how to deploy a global corporation’s assets and optimize its capital structure. As a member of Omnicom’s Board of Directors since its creation in 1986, Mr. Purcell has a deep understanding of Omnicom’s history, strategies, operations, businesses and customers. This accumulated knowledge is an asset to the Board and is extremely valuable to Omnicom in the development of its complex global businesses. Mr. Purcell’s contribution to Omnicom’s Board is further enhanced by his extremely significant board experience at approximately 15 other public companies.

•	Linda Johnson Rice: As a director, Mrs. Johnson Rice provides Omnicom with a unique perspective into expanding the operations and building the businesses of a global corporate enterprise, in part developed through her leadership role as Chairman of a multi-media company. The knowledge base Mrs. Johnson Rice has developed through her experience in this role is a valuable part of the Board’s overall mix of business expertise, particularly in light of the importance of growth to Omnicom’s commitment to increasing shareholder value. In addition, Mrs. Johnson Rice’s acute understanding of advertising and brand management and substantial knowledge of consumer businesses developed during her tenure as a Vice President and later as President and Chief Operating Officer and Chief Executive Officer of Johnson Publishing Company brings to the Board valuable insight into Omnicom’s businesses and the concerns of its clients, a matter of paramount importance to Omnicom’s global business strategy. Mrs. Johnson Rice also has very broad experience through having served for more than 20 years on the boards, audit committees, compensation committees and nominating and governance committees of several other large public companies in a variety of industries.
•	Gary L. Roubos: Mr. Roubos has been chosen as a director nominee partly because of his extensive experience in business operations and executive leadership gained from the many years he dedicated to leading a world-wide, diversified industrial manufacturing corporation. As the Chairman and Chief Executive Officer of Dover Corporation, Mr. Roubos developed a broad strategic vision and became expertly knowledgeable about the business operations of a global business enterprise. This vision and knowledge play an important role in the Board’s oversight of Omnicom and its management. Prior to leading Dover Corporation, Mr. Roubos held a variety of manufacturing positions, including plant management and sales, through which he developed a deep understanding of the various components comprising a business enterprise. This knowledge base proved essential to his remarkably successful track record at Dover Corporation and, together with his high-level management experience as the Chairman of Dover Corporation, makes Mr. Roubos’s contribution to Omnicom’s Board extremely valuable. This contribution is further enhanced by the fact that Mr. Roubos has also actively served on public company boards, audit committees, compensation committees and nominating and governance committees.

Risk Oversight

     Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The principal oversight function of the Board and its Committees includes understanding the material risks the Company confronts and methods to mitigate or manage those risks. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

     Our Board administers its risk oversight function with respect to our operating risk as a whole, and the Board and its Committees meet with management at least quarterly to receive updates with respect to our business

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operations and strategies, financial results and the monitoring of related risks. The Board also delegates oversight to the Audit, Governance, Compensation and Finance Committees to oversee selected elements of risk:

•	Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditors of the Company. The Audit Committee inquires of management and the accountants about significant risks or exposures and assesses steps management is taking in light of any such risks and discusses guidelines and policies governing the process by which management of the Company assesses and manages the Company’s exposure to risk. The Audit Committee receives an assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate. The Audit Committee also assists the Board in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function.
•	Our Governance Committee oversees governance-related risks by working with management to establish Corporate Governance Guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Company’s Governance Committee also oversees risk by working with management to adopt codes of conduct and business ethics designed to encourage the highest standards of business ethics.
•	Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.
•	Our Finance Committee oversees financial, credit and liquidity risk by overseeing our Treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure, capital allocation and long-term liquidity needs, and the implementation of risk mitigating strategies.

     The Company’s management is responsible for day-to-day risk management. The CEO, CFO and General Counsel periodically report on the Company’s risk management policies and practices to relevant Board Committees and to the full Board. Our Treasury, Legal, Controller and Internal Audit functions work with management at the agency level, serving as the primary monitoring and testing function for company-wide policies and procedures, and managing the day-to-day oversight of risk management strategy for the ongoing business of the Company. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports our approach.

Risk Assessment in Compensation Programs

     We have assessed the Company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Frederic W. Cook & Co. (“Cook & Co.”), an independent third-party compensation consultant, assisted Omnicom management in reviewing our executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations are likely to create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, and the balance of potential risk to potential reward. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

     Based on the foregoing and the fact that we believe no subsequent change in the Company’s compensation programs creates risks reasonably likely to have a material adverse effect on the Company, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are

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compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Ethical Business Conduct

     We have a Code of Conduct designed to assure that our business is carried out in an honest and ethical way. The Code of Conduct applies to all of our, and our majority-owned subsidiaries’, directors, officers and employees and requires that they avoid conflicts of interest, comply with all laws and other legal requirements and otherwise act with integrity. In addition, we have adopted a Code of Ethics for Senior Financial Officers regarding ethical action and integrity relating to financial matters applicable to our senior financial officers. Our Code of Conduct and Code of Ethics for Senior Financial Officers are available on our website at http://www.omnicomgroup.com, and are also available in print to any shareholder that requests them. We will disclose any future amendments to, or waivers from, certain provisions of these ethical policies and standards for senior financial officers, executive officers and directors on our website within the time period required by the SEC and the NYSE.

     We also have procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters, as well as possible violations of our Code of Conduct or Code of Ethics for Senior Financial Officers. The procedures are posted on our website at http://www.omnicomgroup.com and the websites of our various global networks.

Shareholder Communications with Board Members

     Interested parties, including shareholders, may communicate (if they wish on a confidential, anonymous basis) with the outside directors, the Chairs of our Audit, Compensation, Finance, Governance and Executive Committees or any individual director (including the presiding director of the executive sessions of our independent non-management directors) on board-related issues by writing to such director, the Committee Chair or to the outside directors as a group c/o Corporate Secretary at Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022. The envelope should clearly indicate the person or persons to whom the Corporate Secretary should forward the communication. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overall Compensation Objectives and Principles

     The Compensation Committee is responsible for establishing, implementing and monitoring Omnicom’s executive compensation policies and program. The overarching goals of our compensation program are to:

•	attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package; and
•	ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     We accomplish this by closely tying pay to performance, maintaining a high degree of variable compensation and maintaining competitive compensation levels.

Fiscal Year 2013 Performance

     Thanks to an exceptional list of clients, and the talent and creativity of Omnicom’s management and employees, Omnicom delivered solid 2013 financial results, which continue to demonstrate the strength, diversity and stability of our business. We believe Omnicom is extremely well positioned going into 2014.

     Omnicom’s core strategies to achieve growth share the primary goal of helping to meet our clients’ rapidly changing needs by giving them access to the best people and the latest technologies when and where they need them. In 2013, we made significant progress against our key strategic objectives, which were: to attract, retain and develop top talent; to expand our global footprint and move into new service areas; to leverage our digital and analytical capabilities and utilize new mediums and technology platforms; and to continue to deliver big ideas based upon meaningful consumer insights across all marketing disciplines and communication channels. The following highlights key achievements that resulted in our progress in 2013:

Omnicom delivered a strong financial performance.

     2013 revenue was $14.6 billion, which was an increase of 2.6%. We continued our market-leading organic growth performance at 3.5%, well balanced between the U.S. at 3.7% and international at 3.4%. Our reported EBITA increased to $1.93 billion from $1.91 billion in 2012. Excluding the expense we incurred in connection with the proposed merger with Publicis Groupe SA (“Publicis”) described below, which are primarily comprised of professional fees, our EBITA was $1.97 billion. Our EBITA margin before merger costs for the year was a strong 13.5%, which we achieved by driving operational efficiencies while maintaining key investments in both our talent and new service areas (EBITA before merger costs is a non-GAAP financial measure that represents earnings before interest, taxes and amortization of intangible assets and merger costs. EBITA margin is a non-GAAP financial measure that represents EBITA divided by revenue. A reconciliation of EBITA before merger costs and the related EBITA margin to the U.S. GAAP financial measure of Operating Income is provided on page 16 of our 2013 Annual Report on Form 10-K (the “2013 10-K”).)

     As we continued to successfully build the Company through a combination of prudently priced acquisitions and well-focused internal development initiatives, we again delivered excellent returns on both total invested capital and equity. Although both return figures were negatively impacted by the suspension of our share repurchase program halfway through the year, they remained industry leading at 18.1% and 28.1% respectively. (Return on Invested Capital is defined as After Tax Operating Income divided by the average of Invested Capital at the beginning and the end of the period (book value of all long-term liabilities and short-term interest bearing debt plus shareholders’ equity less cash, cash equivalents and short term investments). After Tax Operating Income is a non-GAAP measure and is defined as operating income less income taxes calculated using the effective tax rate for the applicable period.)

     During the year, we generated almost $1.5 billion of free cash flow excluding changes in working capital. We continued to look for ways to maximize the use of our strong cash flows while maintaining a solid balance sheet, and were successful on both counts. For the year, we returned over $800 million to shareholders through

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dividends and share repurchases, albeit lower than the previous year, primarily due to the suspension of our share repurchase program in July following the announcement of the proposed merger with Publicis described below. We increased our quarterly dividend payment by 33 percent in February 2013. Since 2002, we have nearly doubled revenues while returning approximately 98% of net income to shareholders.

Omnicom continued to attract, retain and develop top talent and our agencies were recognized around the world for their work in 2013.

     Omnicom maintained our investment in talent in 2013 and continued the success of the many talent development programs offered by us and our agencies. As a result, our agencies continued their traditions of being the most creatively awarded companies in the world. The following are just a few highlights of industry recognition and awards:

•	At the Cristal Festival, Omnicom Media Group’s PHD and OMC were the first and second most awarded networks in the media category.
•	Adweek named OMD global media agency of the year.
•	DDB was named network of the year at the Eurobest Festival, Europe’s leading annual awards show for creativity and communications.
•	For the third consecutive year, the Marketing Arm was the most awarded agency, winning 15 Pro Awards, which annually recognizes the best in promotional marketing.
•	Advertising Age recognized LatinWorks and 180 LA as two of the top ten agencies of the year and Alma DDB was honored as the multi-cultural agency of the year.

We expanded our global footprint and moved into new service areas.

     In July of 2013, Omnicom and Publicis announced that they signed an agreement for a merger of equals. We believe the merger, when completed, will create a world-leading company in marketing communications, advertising, brand marketing and digital services. We further believe that the combination will bring together iconic agency brands, offering clients breadth of services, global reach and highly recognized and awarded talent. We believe that the merged group will be well positioned to serve clients’ evolving needs, helping them to build their brands and grow their businesses in the rapidly changing communications landscape.

     Omnicom continued to expand its presence in key markets through strategic acquisitions that expand our capabilities. Some of our notable 2013 acquisitions are as follows:

•	Brandzeichen in Germany, a stellar brand consultancy and communications agency located in Dusseldorf and Hamburg;
•	HDI Youth Marketers, a specialty marketing agency in South Africa, focusing on youth marketing;
•	ICON Singapore, the largest independently owned public relations consultancy in the Singapore market;
•	Redhanded Communications Group, an integrated marketing and communications agency, specializing in messaging for rural and regional Australia; and
•	OPENCO, a full service, integrated communications agency founded in 2008 and servicing clients across the African continent.

     In developing markets, we continued to experience strong organic growth, particularly in Asia Pacific and Latin America, where organic growth was 6.1% and 9.2% respectively. Even as these economies have slowed relative to prior years, our success has been driven by both our consistent focus on organic investment as well as through our targeted acquisition strategy. Our talent pool is expanding as we grow our geographic footprint in developing markets. Our focus on expanding our local presence allowed us to better serve our global clients and gave us access to local clients in developing markets that may be the next decade’s biggest brands. As a result of these efforts, we believe we are extremely well positioned to serve both local clients and multinationals.

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We leveraged our digital and analytical capabilities and utilized new mediums and technology platforms.

     Today, virtually all of our 70,000 plus employees are skilled in using digital media and new technologies that allow us to deliver personalized and relevant brand messages in real time. We developed these capabilities by ensuring that each of our agencies at a very early stage invested in digital skill sets and talent. As a result, we believe that Omnicom is well equipped to assist clients in building their brands and communicating their brand message across multiple channels.

     The growth of new digital mediums has also resulted in the creation of a vast amount of usable data. Omnicom’s strategy is to aggregate this data on a single actionable technology platform, develop and hire talent to analyze it and ultimately provide better consumer insights, and target audiences and evaluate the results of marketing programs. Annalect, our data, analytics and marketing technology business, has over 1,000 data scientists and programmers across 62 markets. To further drive our strategy, Annalect is launching a global data management platform which is now live in the U.S., U.K., and China. The platform will support audience segmentation and ad optimization allowing all Omnicom agencies to analyze audiences across media publishers and provide greater marketing insights for their clients.

     In a short period of time, it is already generating 100 million new unique audience records on average per day. This consistent view of data on a global basis is the first in our industry. Our service capabilities and the top talent combined with our open source approach to technology and extensive partnerships are unique in our industry.

We continued to deliver big ideas based upon meaningful consumer insights across all marketing disciplines and communication channels.

     Importantly much of our award winning work is the result of Omnicom’s agencies working together to provide integrated solutions for their clients. Our business model demands that multiple agencies within Omnicom collaborate in formal and informal virtual networks that cut across internal organizational structures to execute against our clients’ specific marketing requirements. Our virtual network strategy facilitates better integration of services required by the demands of the marketplace for advertising and marketing communications services. We believe our ability to execute this organizational philosophy differentiates us from our competitors.

Compensation Decisions Reflected Our Performance

     The achievements discussed above were a direct result of the leadership of our named executive officers, or “NEOs”, and other senior executives and provide significant context for the Compensation Committee’s pay-for-performance approach and the key 2013 compensation decisions. Our NEOs for fiscal year 2013 were:

•	John D. Wren, President and Chief Executive Officer
•	Randall J. Weisenburger, Executive Vice President and Chief Financial Officer
•	Philip J. Angelastro, Senior Vice President Finance and Controller
•	Dennis E. Hewitt, Treasurer
•	Michael J. O’Brien, Senior Vice President, General Counsel and Secretary

     The process by which incentive compensation awards were determined for performance in fiscal 2013 aligns with our pay-for-performance objectives. The incentive award that each named executive officer received was primarily derived from a pre-set formula incorporating a combination of the following quantitative and qualitative performance metrics:

•	Omnicom’s annual financial performance against annual performance targets established by the Compensation Committee;
•	Omnicom’s annual financial performance against that of an industry peer group established by the Compensation Committee; and
•	Individual performance evaluated by looking at how an NEO’s personal performance contributed to advancing Omnicom’s business objectives.
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     The Compensation Committee also paid a portion of each NEO’s incentive compensation award in performance restricted stock units (“PRSUs”), for which the ultimate number of shares awarded will vary based on Omnicom’s future performance as compared to that of an industry peer group. The Compensation Committee believes that the use of PRSUs with the vesting provisions described below in the section entitled “Fiscal Year 2013 Compensation” focuses the executive on the Company’s long-term performance without leading to imprudent risk-taking.

     Omnicom strives to closely link executive compensation to performance by making a significant portion of potential annual compensation variable and performance driven. The more senior the executive, the lower his base pay will be as a proportion of his entire compensation package and the higher his incentive-based and retention components will be as a proportion of his entire compensation package. We believe this is aligned with shareholder interest and the long-term interests of the Company. For each NEO, the majority of his total compensation was variable and based on performance. With respect to our CEO, over 93% of his total compensation was variable and based on performance.

     The Committee believes that our executive compensation program aligns with performance, reflects our business philosophy and reflects competitive practices regarding executive compensation. At our 2013 Annual Meeting of Shareholders, the Company held its third annual advisory vote on executive compensation (a “say-on-pay proposal”). Over 98% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of our 2012 compensation. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation. Omnicom’s strong performance in fiscal year 2013 and our many creative and strategic accomplishments reinforce the Committee’s view that our executive compensation program is achieving its objectives, and the Committee made no significant changes to the program during the year in response to last year’s say on pay vote. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the named executive officers.

Elements of Omnicom Compensation

     Our principal components of pay are a base salary, an annual performance-based cash award, an annual performance-based equity award, and, periodically, an additional long-term equity award, typically vesting over a five-year period (though no such additional long-term awards were granted for 2013). Each of these components and the manner in which decisions for 2013 were made for each NEO are more fully discussed in the sections that follow.

Base Salary

     The objective of base salary is to provide a portion of compensation to the named executive officer that is not “at risk” like incentive bonuses or equity awards, and is generally unaffected by fluctuations in company performance or the market in general. The base salaries for the named executive officers are determined by the Compensation Committee and, in the case of the President and Chief Executive Officer, approved by the full Board.

     Adjustments in base salary for named executive officers are discretionary and are generally considered no more frequently than every 24 months. Messrs. Wren, Weisenburger and O’Brien have not had an increase in base salary in 11 years. Mr. Angelastro has not had an increase in base salary in nine years. Omnicom determines base salary adjustments based upon the report of our compensation consultant, the general knowledge of our CEO and Compensation Committee of base salaries paid to similarly positioned executives, salaries paid historically, tax and accounting issues and, when appropriate, personal performance as assessed by the Committee and the Chief Executive Officer. No formulaic base salary adjustments are provided to the named executive officers.

Annual Performance-Based Compensation Awards

     A key component of our executive compensation program is an annual performance-based bonus awarded pursuant to Omnicom’s Senior Management Incentive Plan (the “Incentive Bonus Plan”). Under the Incentive Bonus Plan, eligible executive officers may, subject to Compensation Committee oversight and discretion (or in the case of the President and Chief Executive Officer, subject to Board input and ratification), receive annual

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performance-based bonuses. It is Omnicom’s philosophy that its named executive officers should be rewarded based upon Omnicom’s financial performance as well as each executive’s contribution to advancing Omnicom’s business strategy and our long term performance.

     For performance in fiscal year 2013, the Compensation Committee established a maximum incentive compensation level and a target incentive compensation level set at a percentage of the maximum incentive compensation level, which are shown below in the “Grant of Plan-Based Awards in 2013” table. As described below, the Compensation Committee consults with its compensation consultant to determine the range of total compensation for similarly positioned executives at companies of comparable size and profitability. The Compensation Committee takes the information provided in the compensation consultant report into consideration when determining the bonus range for our named executive officers.

     As described in greater detail below, in exercising its discretion under the Incentive Bonus Plan, the Compensation Committee considered the following combination of quantitative and qualitative performance measures:

•	40% of each NEO’s incentive awards is based on Omnicom financial performance as compared to annual company targets (“Performance Award”);
•	40% of each NEO’s incentive awards is based on Omnicom financial performance compared to an industry peer group (“Peer Award”); and
•	20% of each NEO’s incentive awards is based on individual performance (“Qualitative Award”).

     We believe our goals are meaningful and challenging, the achievement of which is designed to drive stockholder value.

I.	Omnicom 2013 Performance Award (40% of Target Incentive Award)

     The Compensation Committee considered the following performance measures regarding Omnicom’s 2013 financial performance measured against financial performance targets established by the Committee, with each measure weighted as indicated:

•	2013 fully-diluted earnings per share (Diluted EPS) growth (33 1/3%)
•	2013 earnings before interest, taxes and amortization (EBITA) margin (33 1/3%)
•	2013 organic growth (33 1/3%)

     Organic growth is total revenue growth less the change in revenue attributable to changes in foreign exchange rates and the revenue from businesses acquired net of the revenue from businesses that were disposed. A predetermined multiplier of between 0 and 2.0 (the “Performance Multiplier”) was ascribed based on the range of Omnicom performance with respect to each performance measure. The performance multipliers ranged from 0 to 2.0 times for: (a) Diluted EPS growth of less than 3.5% to greater than 5.0%; (b) EBITA margin performance of less than 13.2% to greater than 13.5%; and (c) organic growth of less than 2.5% to greater than 4.0%, respectively. The Performance Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score for the performance award (the “Performance Weighted Score”). A description of the calculation of this portion of the incentive award is provided below under the section entitled “Fiscal Year 2013 Compensation Decisions.”

II.	Omnicom 2013 Peer Award (40% of Target Incentive Award)

     The Compensation Committee considered the following performance measures regarding Omnicom’s 2013 financial performance as compared to that of an industry peer group, which includes WPP plc, Publicis, Interpublic Group of Companies and Havas SA, with each measure weighted as indicated:

•	2013 return on equity (ROE) (40%)
•	2013 organic growth (20%)
•	2013 operating income margin (20%)
•	2013 organic growth plus operating income margin (20%)
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     A predetermined multiplier of between 0 and 2.0 (the “Peer Multiplier”) was ascribed based on Omnicom’s ranking relative to the industry peer group for each metric. For each performance measure the Peer Multiplier ranged from 0 if Omnicom ranked in fifth place in the industry peer group, to 2.0 times if Omnicom ranked first in the industry peer group. The Peer Multiplier was applied to each metric’s weighting within the category based on the results achieved to arrive at a weighted score for the peer award (the “Peer Weighted Score”). A description of the calculation of this portion of the incentive award is provided below under the section entitled “Fiscal Year 2013 Compensation Decisions.”

III. Qualitative Award (20% of Target Incentive Award)

     To assess 2013 individual performance, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer, looked to determine how each named executive officer contributed to advancing the core “pillars” that serve as the foundation of our business strategy: providing best in class services to clients, maximizing efficiencies and minimizing risk through enterprise-wide initiatives and achieving the highest levels of corporate values and integrity.

(1)	Best in Class Client Services. We achieve this goal by securing the finest available talent in the right disciplines, and deploying that talent in the right places across the globe. The Compensation Committee looks to the role a named executive officer has played in developing our personnel and our client and discipline base. With respect to each, the Compensation Committee reviews an executive’s role, as applicable, in:
•	Personnel development
•	Providing management development and succession planning
•	Recruiting and retaining key and diverse talent
•	Training and educating personnel
•	Client development
•	Retaining clients/business
•	Expanding the depth and breadth of our core clients
•	Developing new client relationships
•	Services development
•	Developing the quality and breadth of our key services
•	Expanding our global presence in the right places
•	Planning acquisitions and divestitures
•	Receiving honors and awards for creative excellence and customer service
(2)	Enterprise-wide initiatives to maximize efficiencies and minimize risk. Next, our finance and operations team strives to maximize efficiencies and minimize risk through enterprise-wide initiatives that create a high return on invested capital. The Compensation Committee reviews each executive’s involvement in key business management issues such as cash management, business planning, Enterprise Risk Management, information technology initiatives/consolidation, developing and streamlining financial reporting operations and working capital management.
(3)	Corporate values and integrity. Finally, Omnicom leadership strives to achieve the highest levels of corporate values and integrity. The Compensation Committee considers how each executive contributed to Omnicom’s substantial efforts to maximize diversity and inclusion, to achieve the highest levels of corporate social responsibility, including a commitment to environmental and individual community outreach initiatives, and to maintain a professional work-place environment.
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     Although each named executive officer is eligible to receive an award pursuant to the Incentive Bonus Plan if his achievements so merit, the granting of a bonus to any named executive officer is entirely at the discretion of the Compensation Committee. The Compensation Committee may choose not to award a bonus to a named executive officer or to adjust the amount of the bonus that results from the application of the quantitative and qualitative measures described above, in each case in light of all factors deemed relevant by the Committee. In addition, to the extent achievement of the performance criteria described above may be impacted by changes in accounting principles and extraordinary, unusual or infrequently occurring events reported in Omnicom’s public filings, the Compensation Committee exercises its judgment whether to reflect or exclude their impact.

     Long Term Equity Component of Annual Performance-Based Compensation Awards

     The Compensation Committee strives to create incentives for the senior management team not only to remain with Omnicom, but to focus long term as a team. We believe that an equity ownership stake in Omnicom is an important component in linking a named executive officer’s compensation to the performance of Omnicom and the creation of long-term shareholder value. Grants of restricted stock, restricted stock units, PRSUs and stock options serve to align the interests of the shareholders with those of the named executive officers by incentivizing the named executive officers toward the creation and preservation of long-term shareholder value. Finally, our equity award agreements contain restrictive covenants that are intended to protect our business in the event of an executive’s departure.

     Each NEO received part of his annual performance-based compensation award for 2013 in PRSUs. This equity award is designed to reward individual contributions to the Company’s performance as well as motivate future contributions and decisions aimed at increasing shareholder value. Each PRSU represents the right to receive one share of our common stock upon vesting. The ultimate number of shares received by each NEO will depend upon Omnicom’s return on equity over 2014, 2015 and 2016, as compared to the return on equity of Omnicom’s four principal competitors. The target and maximum values of the PRSUs awarded to each NEO are shown in the Summary Compensation Table on page 26 and the accompanying footnotes and narrative disclosure. Between 0% and 200% of the target number of PRSUs will ultimately be received by the NEOs, depending on Omnicom’s rank as compared to such competitors and the length of the NEOs service with Omnicom over the performance period.

     The PRSUs are eligible to fully vest on December 31, 2016 and distributions of shares underlying the PRSUs will generally occur in 2017. In the event an NEO terminates on or prior to December 31, 2016, he will remain eligible to vest in one-third of the maximum number of PRSUs for each December 31st he is employed between April 8, 2014 and December 31, 2016 and such shares will be distributed in 2017 based on Omnicom’s relative return on equity performance. Vesting of the PRSUs and distribution of shares underlying the PRSUs will be accelerated in the event of death or termination due to disability. In addition, if the PRSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable.

     Messrs. Wren and Weisenburger are required to retain a certain amount of Company’s equity/stock as described in “Other Arrangements, Policies and Practices Related to Our Executive Compensation Program — Share Ownership Guidelines.”

Compensation Decision Process

     The Compensation Committee annually reviews and approves the compensation of the named executive officers. To aid the Compensation Committee in making its compensation determinations, the Chief Executive Officer annually reviews the performance of each other named executive officer by evaluating the performance factors described in this Compensation Discussion and Analysis and presents his conclusions and recommendations to the Committee. The Compensation Committee considers the Chief Executive Officer’s recommendations, but ultimately exercises its own discretion. With respect to 2013 compensation, the Compensation Committee did not deviate materially from our Chief Executive Officer’s recommendations.

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     Because of the competitive nature of our business, the loss of key executives to competitors is a significant risk and Omnicom’s paramount concern is to attract and retain the highest-caliber executive team to ensure that Omnicom is managed in the most effective possible manner. The Compensation Committee directly retains the services of Cook & Co., an independent third-party compensation consulting firm, for input on a range of external market factors, including evolving compensation trends, and market-standard compensation levels and elements. Cook & Co. reports directly and exclusively to the Compensation Committee. Cook & Co. only provides compensation consulting services to the Compensation Committee, and works with Omnicom’s management only on matters for which the Committee is responsible. Moreover, Cook & Co. does not perform any other services for, or receive any other fees from, the Company or any of its subsidiaries other than in connection with its work for the Compensation Committee. Cook & Co. stated that it holds no Omnicom stock and the Compensation Committee believes the services Cook & Co. provides for the Company do not raise any conflicts of interest.

     The Compensation Committee consults with Cook & Co. to obtain general observations on the Company’s compensation programs from which the Committee determines the target range of total compensation for each executive. Though Cook & Co. provides general observations on the Company’s compensation programs, it does not determine or recommend specific amounts or forms of compensation for the named executive officers. Although the data provided by Cook & Co. in 2013 influenced the Compensation Committee’s review and analysis, such data did not have a material impact on the Committee’s determination of the levels and elements of our executive compensation in 2013. The peer group the Compensation Committee reviewed in 2013 consisted of companies of comparable size and operational complexity. The group, which was unchanged from 2012, was comprised of the following companies:

Accenture	Computer Sciences Corp.	Time Warner Cable
Automatic Data Processing	DISH Network	Time Warner Inc.
Cablevision	Interpublic Group of Companies	Viacom
CBS	Thomson Reuters	WPP plc

Fiscal Year 2013 Compensation Decisions

     Base Salary

     Based on our Chief Executive Officer and the Compensation Committee’s general knowledge of base salaries paid to similarly positioned executives at companies of comparable size and profitability, and the Compensation Committee’s emphasis on performance-based compensation, the Compensation Committee decided not to adjust the base salaries of any of the named executive officers in 2013.

     Annual Performance-Based Compensation Award

I.	Determination of 2013 Performance Award (40%)

     As shown below, to determine the Performance Award, the Performance Multiplier is applied to the weight to arrive at a weighted score for each metric. The calculation of weighted score for each key financial metric was as follows:

Calculation of the Weighted Score

	Target	2013	Performance	Relative	Weighted
	Range	Performance	Multiplier	Weight	Score
Diluted EPS Growth	3.5%-5.0%	2.77%	0.000	33.3%	0.000
EBITA Margin	13.2%-13.5%	13.21%	0.532	33.3%	0.177
Organic Growth	2.5%-4.0%	3.52%	1.260	33.3%	0.420
					0.597
Performance Weighted Score
(0.597 x 40% (percentage of Target Incentive Bonus Plan Award))					23.88%

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II. Determination of 2013 Peer Award (40%)

     As shown below, to determine the Peer Award, the Peer Multiplier is applied to the relative weight to arrive at a weighted score for each metric. The key financial metrics, corresponding rank amongst the peer group and calculation of the weighted score were as follows:

Calculation of the Weighted Score
	2013	Peer		Peer	Weighted
	Performance	Group Rank	Weight	Multiplier	Score
ROE	28.14%	1	40%	2.00	0.800
Organic Growth	3.52%	1	20%	2.00	0.400
Operating Income Margin	12.52%	3	20%	1.00	0.200
Organic Growth + Operating Income Margin	16.04%	3	20%	1.00	0.200
					1.600
Peer Weighted Score
(1.600 x 40% (percentage of Target Incentive Bonus Plan Award))					64.00%

III. Determination of 2013 Qualitative Award (20%)

     To assess 2013 individual performance, the Compensation Committee, with the assistance of Omnicom’s President and Chief Executive Officer for NEOs other than himself, looked to the following contributions of each named executive officer toward advancing our business strategy.

     John D. Wren. Under Mr. Wren’s leadership, Omnicom has grown into one of the world’s largest and most respected advertising and marketing communications firms. As part of the original management team that created Omnicom in 1986 and as the Company’s chief executive officer since 1997, he has been the architect of a complex strategy that has positioned Omnicom to serve the global marketing requirements of the world’s most sophisticated marketers. He has championed the creation of unique virtual networks across Omnicom agencies, geographies and disciplines to meet the needs of global clients. He was early to envision the potential of digital technologies, leading the Company’s early investment in and development of digital technologies and capabilities across each of Omnicom’s agencies and he continued to drive our strategy to leverage our digital and analytical capabilities and utilize new mediums and technology platforms. He has also been instrumental in leading the Company’s efforts to extend and deepen Omnicom’s capabilities in rapidly growing markets and new service areas to meet the needs of clients’ global marketing efforts. Throughout this evolution of the Company, Mr. Wren has ensured that Omnicom agencies and networks have continued to build on their strong legacy of creative excellence. Today, Omnicom’s networks and agencies are regarded as the industry’s most creative, as measured by their share of global awards for creative excellence.

     The strategies implemented by Mr. Wren drove solid financial growth during 2013. Mr. Wren’s emphasis on expanding client relationships, as well as his direct leadership role with many of the Company’s largest global clients, again resulted in industry-leading organic revenue growth. Such growth, along with Mr. Wren’s focus on improving operating efficiencies, while maintaining key investments in both our talent and new service areas resulted in an increase in our continued strong EBITA margin for the year to 13.5% before merger costs and 13.2% as reported. Under this leadership, the Company also achieved industry leading returns on both total invested capital and equity, this despite the negative impact caused by the suspension of our share repurchase program half way through the year due to the proposed merger with Publicis.

     Mr. Wren developed the Company’s acquisition strategy and identified and invested in high-performing businesses, including those in rapidly growing markets; these initiatives will enable the Company to meet the future marketing requirements of its global clients more effectively. Additionally, he has long been instrumental in identifying, attracting, retaining and developing highly skilled key executives and is deeply committed to disseminating best practices across Omnicom through industry-leading advanced education initiatives such as Omnicom University.

     As a result of Mr. Wren’s leadership, Omnicom both strengthened its balance sheet and returned a significant amount of capital to our stockholders, including over $800 million in dividends and share repurchases, net of proceeds from stock plans, during 2013. Over the past ten years under Mr. Wren’s leadership, the Company has doubled its revenues and net income while returning approximately 98% of its

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cumulative net income during that period to Omnicom shareholders in the form of dividends and share repurchases. Since becoming Chief Executive Officer, Mr. Wren has built and led a management team under whose stewardship Omnicom has averaged an annual return on equity of greater than 23%.

     Randall J. Weisenburger. Mr. Weisenburger provided key leadership and financial management for our Company. He managed the Company’s capital and liquidity effectively, helped to improve Omnicom’s margins, oversaw the reduction of risk and the strengthening of the Company’s balance sheet. He also supervised the enhancement of Omnicom’s financial planning and analysis process. Working with Mr. Wren and our senior network management teams, Mr. Weisenburger identified and invested in high-performing businesses in rapidly growing markets. In addition, he led the ongoing improvements to our working capital management programs, an important effort in maintaining Omnicom’s overall financial performance. Mr. Weisenburger led the efforts to continually develop the skills of our finance and operating personnel and implemented programs for their ongoing professional development. He continued to oversee the Company’s efforts in the areas of corporate ethics, enterprise risk management and global corporate social responsibility, and led the Company’s investor relations efforts.

     Philip J. Angelastro. Mr. Angelastro continued to play a key leadership role in the financial management of the Company. He effectively managed the Company’s financial reporting function and the preparation of all filings and communications with the SEC. He led efforts to define and implement accounting policies and procedures for all Omnicom companies. In addition to overseeing the Company’s financial systems, he played a key role in our ongoing efforts to improve the efficiency and effectiveness of financial reporting and analysis processes across the Company. Mr. Angelastro also managed Omnicom’s global income tax function, its Sarbanes Oxley compliance activities, as well as its U.S. health and welfare and retirement plans.

     Dennis E. Hewitt. Mr. Hewitt successfully supported the Chief Financial Officer in developing and maintaining our overall capital structure, which includes public debt offerings, revolving credit facilities, commercial paper program, bank lines of credit and leasing programs. He successfully oversaw (i) global property and casualty insurance programs and related insurance activities; (ii) capital expenditure planning and administration of related leasing activity; (iii) management of global working capital performance, including client credit exposures; and (iv) conferences focusing on training and professional development. Mr. Hewitt led his department’s efforts to provide global liquidity with interconnected regional treasury centers that fund operating units and daily cash requirements. He also had responsibility for managing the Company’s foreign exchange exposure and derivatives. He coordinated global corporate social responsibility projects involving financial employees through Omnicom Cares. Mr. Hewitt also played a key role in developing a global information technology program to provide straight-through processing and paperless solutions.

     Michael J. O’Brien. Mr. O’Brien successfully led the Company’s worldwide legal team, managed legal services provided to the Company, and monitored the Company’s compliance with all applicable laws, rules and regulations around the world. He played a lead role in setting priorities and agendas for the Company’s Board of Directors and its Committees, providing them with advice on corporate governance developments and best practices, as well as legal risks and requirements. He continued to oversee the implementation of several important corporate governance initiatives. Mr. O’Brien was instrumental to the implementation of initiatives to increase diversity throughout the Company. He played a key role in (i) structuring, implementing and managing compensation and benefits programs; (ii) protecting the Company’s intellectual property; (iii) overseeing legal aspects of the Company’s acquisition and financing activities; and (iv) managing the governance of the Company’s many legal entities. In addition, Mr. O’Brien managed the Company’s litigation matters and developed effective litigation strategies.

IV. Annual Performance-Based Compensation Award

     The amount of the incentive awards paid to the named executive officers for performance in 2013 is set forth in the Summary Compensation Table for 2013 on page 26. The amounts actually awarded can be compared to target and maximum incentive award amounts in the Grants of Plan-Based Awards Table on page 27.

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     The table below shows the aggregate NEO incentive awards for performance in 2013, which takes into account relatively insignificant adjustments made by the Compensation Committee. A portion of each NEO’s incentive award was paid in cash and a portion was paid in PRSUs, as described below:

Name	Target Incentive Compensation	Performance Weighted Score	Peer Weighted Score	Qualitative Score	Combined Score	Projected Incentive Compensation	Total Incentive Compensation
John Wren	$16,000,000	23.9%	64.0%	20%	107.9%	$17,263,854	$16,918,576
Randall Weisenburger	$10,250,000	23.9%	64.0%	20%	107.9%	$11,059,657	$10,838,463
Philip Angelastro	$ 1,850,000	23.9%	64.0%	20%	107.9%	$ 1,996,133	$ 1,996,133
Dennis Hewitt	$ 800,000	23.9%	64.0%	20%	107.9%	$ 863,193	$ 863,193
Michael O’Brien	$ 1,050,000	23.9%	64.0%	20%	107.9%	$ 1,132,940	$ 1,300,000

     Performance Restricted Stock Unit Award: For each NEO, the Compensation Committee paid a portion of the variable year-end incentive award for performance in 2013 in PRSUs. The maximum number of PRSUs that each NEO is eligible to receive under this award is equal to the dollar value of the equity portion of the 2013 incentive award set forth in the Summary Compensation Table below, divided by the closing price of our common stock on April 8, 2014, the date the PRSUs were awarded ($69.89). The target number is equal to 50% of the maximum (the “Target PRSU Award”). The target amount of each NEO’s award is as follows:

Name	Target PRSU Award
John Wren	48,415
Randall Weisenburger	31,016
Philip Angelastro	7,141
Dennis Hewitt	3,088
Michael O’Brien	4,651

     In 2017 our average return on equity over calendar years 2014, 2015 and 2016 will be compared to the average return on equity for each of WPP plc, Publicis, Interpublic Group of Companies and Havas SA for the same three-year period and Omnicom’s rank amongst these competitors will be determined. The total number of PRSUs to be distributed will be determined by applying the PRSU Multiplier below to the Target PRSU Award:

Omnicom Rank	PRSU Multiplier
1-2	2.00
3	1.33
4	0.67
5	0.00

     The Compensation Committee believes return on equity provides a consistent and comprehensive measure to assess Omnicom’s relative performance. The Compensation Committee believes using return on equity as the single performance measure achieves clear and simple peer group comparison, and serves as a comprehensive means to evaluate various financial metrics. In addition, return on equity is a measure directly tied to the return to our common shareholders over time.

     In the event an NEO terminates on or prior to December 31, 2016, he will remain eligible to vest in one-third of the maximum number of PRSUs for each December 31st he is employed between April 8, 2014 and December 31, 2016 and such shares will be distributed in 2017 based on Omnicom’s relative return on equity performance. Dividend equivalents will be paid in cash on the maximum number of PRSUs to which the executive is entitled at such times as dividends are paid to stockholders of Omnicom. Vesting of the PRSUs and distribution of shares underlying the PRSUs will be accelerated in the event of death or termination due to disability. In addition, if the PRSUs are not assumed or substituted by an acquirer in a change in control, then they will become fully vested and non-forfeitable. The Compensation Committee believes that these vesting provisions motivate executives to make decisions that focus on the long-term, sustainable growth of our Company, increasing shareholder value as a result.

Other Arrangements, Policies and Practices Related to Our Executive Compensation Program

     Executive Stock Ownership Guidelines. We have adopted Executive Stock Ownership Guidelines that require our President and Chief Executive Officer and Chief Financial Officer to hold shares of Omnicom common stock with a value equal to the specified multiples of base salary indicated below. These guidelines

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ensure that they build and maintain a long-term ownership stake in Omnicom’s stock that will align their financial interests with the interests of the Company’s shareholders. The applicable guidelines for Messrs. Wren and Weisenburger are as follows:

Position of Executive Officer	Ownership Target Multiple of Salary
President and Chief Executive Officer of Omnicom	6 x Annual Base Salary
Chief Financial Officer of Omnicom	3 x Annual Base Salary

     The guidelines were adopted in the first quarter of 2010 and the executives have five years from the date of the adoption of the guidelines to attain the ownership levels. For purposes of the guidelines, the value of an executive’s stock ownership includes all shares of the Company’s common stock owned by the executive outright (inclusive of unvested equity awards such as restricted shares and performance restricted stock units) or held in trust for the executive and his or her immediate family, plus the executive’s vested deferred stock and allocated shares of the Company’s common stock in employee plans. As of December 31, 2013, both Messrs. Wren and Weisenburger were in compliance.

     Compensation Forfeiture/Clawback Policy. Our Board has adopted an Executive Compensation Clawback Policy covering compensation paid with respect to any period beginning on or after January 1, 2010, to certain of our officers, including our named executive officers. Under this policy, in the event a material restatement of our financial statements is caused by a fraudulent or intentionally illegal act of one of our officers, the non-management members of the Executive Committee of our Board (the “Clawback Committee”) will review the annual performance-based cash bonus paid and any performance-based equity awards granted to such officer with respect to the period covered by the restatement. If the Clawback Committee determines that the amount of such awards would have been lower had they been determined based on such restated financial statements, it may seek to recover the after-tax portion of the difference, including, with respect to equity awards, any gain realized on the sale of any such shares.

     Equity Compensation Policies. Omnicom has adopted a policy regarding grants of equity awards, which provides, among other things, that grants of equity awards to non-employee members of the Board shall be approved by the full Board and any other grants must be approved by the Compensation Committee. With limited exception, the grant date of any equity award will be the date of the Board or Committee meeting at which the award is approved and the exercise price, if applicable, will be no less than the closing price of Omnicom’s common stock on such date.

SERCR Plan and Executive Salary Continuation Plan Agreements

     Omnicom has entered into Award Agreements with Messrs. Wren, Weisenburger and Angelastro pursuant to the Senior Executive Restrictive Covenant and Retention Plan, which was adopted in December 2006 (the “SERCR Plan”) and an Executive Salary Continuation Plan Agreement with Mr. Hewitt. These arrangements are discussed in greater detail in the section below entitled “Potential Payments Upon Termination of Employment or Change in Control.”

     Participation in the SERCR Plan was determined to be offered to participating named executive officers by the Compensation Committee based on the value of the benefit provided to Omnicom through the restrictive covenants contained in the SERCR Plan, as a retention mechanism to seek to secure the services of the participating named executive officers by providing post-employment benefits, subject to a minimum period of employment and based on the Compensation Committee’s analysis of the future financial impact of various termination payout scenarios on each of these recipients and on Omnicom. In making the decision to extend these benefits, the Compensation Committee relied on the advice of its independent compensation consultant, Cook & Co., that the program is representative of market practice, both in terms of design and cost. Amounts payable to Mr. Hewitt under his Executive Salary Continuation Plan Agreements are based on past company practice and are in consideration for the covenants to consult and not to compete during the service period of the agreement. The Compensation Committee believes that these benefits are essential in helping Omnicom fulfill its objectives of attracting and retaining key executive talent.

     Deferred Restricted Stock and Restricted Stock Unit Plans. Each of our named executive officers was eligible to defer, at his election, some or all of the shares of restricted stock and restricted stock units that otherwise would have vested. No NEO made such an election in 2013. Balance and payment information with

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respect to prior elections is reflected in the Nonqualified Deferred Compensation Table on page 29 below. Omnicom pays participants an amount equal to the cash dividends that would have been paid on the shares or units in the absence of a deferral election, subject to the participant’s employment with Omnicom on the record date of such dividends.

     Policy Regarding Death Benefits. On February 10, 2011, Omnicom’s Board of Directors adopted a policy regarding death benefits, which provides, among other things, that shareholder approval is required for any future compensation arrangements that would require the Company to make payments, grants or awards following the death of a named executive officer in the form of unearned salary or bonuses, accelerated vesting or the continuation in force of unvested equity grants, awards of ungranted equity or perquisites. The policy would not apply to payments, grants or awards of the sort offered to other Company employees and does not apply to arrangements existing at the time the policy was adopted.

     Policy Statement Regarding Hedging. In February 2013, Omnicom’s Board of Directors adopted a policy statement regarding hedging, which provides, in general, that no director, NEO or network chief executive officer (network CEO) may purchase any financial instrument designed to hedge or offset any decrease in the market value of equity securities of the Company.

     Benefits and Perquisites

     Retirement Savings Plan. Omnicom sponsors the Omnicom Group Retirement Savings Plan, which is a tax-qualified defined contribution plan. All employees who meet the Plan’s eligibility requirements may elect to participate in the 401(k) feature of the Plan and may also receive a discretionary company profit sharing contribution after the end of the Plan year based on the Plan’s provisions.

     Insurance. Omnicom pays employer premiums for life insurance for Messrs. Wren, Weisenburger and O’Brien.

     Other perquisites. We procure aircraft usage from an unrelated third-party vendor. In some instances, Omnicom makes available to the named executive officers personal use of corporate aircraft hours. The dollar amount reported in the Summary Compensation Table for personal use of aircraft hours reflects the aggregate incremental cost to Omnicom, based on payments we make which are equal to the vendor’s hourly charge for such use and landing fees, minus the amount Omnicom is reimbursed by the executive for his use on the aircraft. Each executive reimburses Omnicom for at least the amount calculated based on the Standard Industry Fare Level (SIFL) tables prescribed under IRS regulations promptly after the cost of the flight is incurred. Additional perquisites and benefits are set forth in the notes to the Summary Compensation Table on page 26.

     Accounting and Tax Considerations

     IRC Section 162(m)

     Section 162(m) limits the tax deduction for compensation in excess of $1 million paid in any one year to its Chief Executive Officer and certain other executive officers unless the compensation is “qualified performance-based compensation.” Payments of bonuses will constitute “qualified performance-based compensation” under the provisions of Section 162(m) if payable on account of the attainment of one or more pre-established, objective performance goals and if certain requirements are met. Omnicom’s Incentive Bonus Plan and Omnicom Group Inc. 2013 Incentive Award Plan (the “2013 Plan”) were each approved by its shareholders pursuant to the requirements of Section 162(m) and Omnicom typically intends for awards earned under these plans to qualify for tax deduction. However, the Compensation Committee reserves the right to pay Omnicom’s employees, including participants in the Incentive Bonus Plan, other amounts which may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

     The Compensation Committee considers the anticipated tax treatment to Omnicom in its review and establishment of compensation programs and awards. The Compensation Committee intends to continue to consider the deductibility of compensation as a factor in assessing whether a particular arrangement is appropriate given the goals of maintaining a competitive executive compensation system generally, motivating executives to achieve corporate performance objectives and increasing shareholder value.

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     Accounting for Share-Based Compensation

     Omnicom accounts for share-based compensation including its restricted stock, restricted stock units and stock option awards in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), Compensation — Stock Compensation.

Compensation Committee Report

     The Compensation Committee, which is comprised solely of independent members of the Board, has reviewed the “Compensation Discussion and Analysis” and discussed the analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in Omnicom’s 2013 10-K filed with the SEC on February 12, 2014.

Members of the Compensation Committee
Gary L. Roubos, Chairman
Susan S. Denison, Vice Chair
Alan R. Batkin
Leonard S. Coleman, Jr.
Michael A. Henning
Linda Johnson Rice

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Summary Compensation Table for 2013

					Non-Equity Incentive Plan Compensation ($)(1)
Name and Principal Position of Executive	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Cash	Value of Performance RSUs	All Other Compensation ($)(2)	Total ($)
John D. Wren	2013	$1,000,000	—	—	$10,151,146	$6,767,430	$150,797	$18,069,373
President and	2012	$1,000,000	—	—	$ 8,487,076	$5,201,756	$157,235	$14,846,067
Chief Executive Officer	2011	$1,000,000	—	—	$ 9,981,440	$4,277,760	$161,337	$15,420,537
Randall J. Weisenburger	2013	$ 975,000	—	—	$ 6,503,078	$4,335,385	$143,408	$11,956,871
Executive Vice President and	2012	$ 975,000	—	—	$ 5,869,043	$3,597,156	$130,348	$10,571,547
Chief Financial Officer	2011	$ 975,000	—	—	$ 6,902,437	$2,958,187	$ 93,657	$10,929,281
Philip J. Angelastro	2013	$ 425,000	—	—	$ 998,067	$ 998,066	$ 14,850	$ 2,435,983
Senior Vice President	2012	$ 425,000	—	—	$ 792,829	$ 894,433	$ 19,700	$ 2,131,962
Finance and Controller	2011	$ 425,000	$1,085,500	—	$ 932,740	—	$ 14,550	$ 2,457,790
Dennis E. Hewitt	2013	$ 395,000	—	—	$ 431,597	$ 431,596	$ 18,850	$ 1,277,043
Treasurer	2012	$ 395,000	—	—	$ 356,681	$ 396,561	$ 22,393	$ 1,170,635
	2011	$ 395,000	—	—	$ 419,625	$ 398,563	$ 26,812	$ 1,240,000
Michael J. O’Brien	2013	$ 700,000	—	—	$ 650,000	$ 650,000	$ 10,209	$ 2,010,209
Senior Vice President	2012	$ 700,000	—	—	$ 485,087	$ 539,322	—	$ 1,733,696
General Counsel and Secretary	2011	$ 700,000	—	—	$ 570,690	$ 542,045	—	$ 1,822,256

(1)	All amounts reported are amounts paid pursuant to Omnicom’s Incentive Bonus Plan. The equity portion of the award reported above represents the maximum amount that may be paid in performance restricted stock units (PRSUs). The target amount that may be paid in such PRSUs is $3,383,715 for Mr. Wren, $2,167,693 for Mr. Weisenburger, $499,033 for Mr. Angelastro, $215,798 for Mr. Hewitt and $325,000 for Mr. O’Brien. The PRSUs are further described above in the section entitled “Executive Compensation: Compensation Discussion and Analysis.”
(2)	All Other Compensation consists of each of the following:
•	Perquisites and other personal benefits where the total value of all perquisites and personal benefits for a named executive officer exceeds $10,000 per year. Perquisites and other personal benefits are valued based on the aggregate incremental cost to Omnicom and its subsidiaries.
•	The total perquisites and other personal benefits include: for Mr. Wren, personal use of aircraft hours ($124,582), an auto allowance ($9,120) and a medical allowance ($4,000); for Mr. Weisenburger, personal use of aircraft hours ($123,581), and an auto allowance ($9,120); for Mr. Angelastro, an auto allowance ($7,200); and for Mr. Hewitt, an auto allowance ($7,200) and a medical allowance ($4,000).
•	Employer contributions to one or more retirement savings plans for Mr. Wren ($7,650), Mr Weisenburger ($7,650), Mr. Angelastro ($7,650), Mr. Hewitt ($7,650) and Mr. O’Brien ($7,650).
•	Employer premium payments for life insurance for Mr. Wren ($5,445), Mr. Weisenburger ($3,057) and Mr. O’Brien ($2,559).
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Grants of Plan-Based Awards in 2013

     The below table provides information about equity and non-equity awards granted to the named executive officers in 2013.

					All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John Wren	04/08/2014	$0	$16,000,000	$32,000,000	—	—
Randall Weisenburger	04/08/2014	$0	$10,250,000	$20,500,000	—	—
Philip Angelastro	04/08/2014	$0	$ 1,850,000	$ 3,700,000	—	—
Dennis Hewitt	04/08/2014	$0	$ 800,000	$ 1,600,000	—	—
Michael O’Brien	04/08/2014	$0	$ 1,050,000	$ 2,100,000	—	—

(1)	These columns show the potential value of the payout for each named executive officer under the Incentive Bonus Plan at threshold, target and maximum levels. The potential payouts were performance-driven and therefore entirely at risk. The business measurements and performance criteria for determining the payout are described in the section entitled “Compensation Discussion and Analysis” on page 12. Awards paid for performance in 2013 are reflected in the Summary Compensation Table for 2013 on page 26.

Outstanding Equity Awards at 2013 Year-End

     The following table provides information on the holdings of stock options and unvested stock awards by the named executive officers as of December 31, 2013. For additional information about the options awards and stock awards, see the description of equity incentive compensation in the section entitled “Compensation Discussion and Analysis” on page 12.

	Option Awards				Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/shr)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)
John Wren	—	—	—	—	18,417	$1,369,672	207,808	$15,454,681
Randall Weisenburger	—	—	—	—	14,733	$1,095,693	147,035	$10,934,993
Philip Angelastro	350,000	—	$23.4000	3/31/2019	22,456	$1,670,053	19,576	$ 1,455,867
Dennis Hewitt	—	—	—	—	7,228	$ 537,546	17,025	$ 1,266,149
Michael O’Brien	—	—	—	—	4,063	$ 302,165	22,926	$ 1,705,007

(1)	The vesting dates of stock awards disclosed in this column are as follows:
•	Mr. Wren: 6,139 restricted stock units vested April 8, 2014 and 6,139 restricted stock units are scheduled to vest on April 8, 2015 and 2016.
•	Mr. Weisenburger: 4,911 restricted stock units vested on April 8, 2014 and 4,911 restricted stock units are scheduled to vest on April 8, 2015 and 2016.
•	Mr. Angelastro: 818 restricted stock units vested on April 8, 2014, and 819 restricted stock units are scheduled to vest on April 8, 2015 and 2016. 5,000 restricted stock units vested on January 15, 2014, and 5,000 restricted stock units are scheduled to vest on each of January 15, 2015, 2016 and 2017.
•	Mr. Hewitt: 3,000 shares of restricted stock are scheduled to vest on each of June 30, 2014 and 2015. 409 restricted stock units vested on April 8, 2014, 409 restricted stock units are scheduled to vest on April 8, 2015 and 410 restricted stock units are scheduled to vest on April 8, 2016.

(footnotes continued on following page)

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•	Mr. O’Brien: 1,264 restricted stock units vested on March 29, 2014 and 1,264 restricted stock units are scheduled to vest on March 29, 2015. 511 restricted stock units vested on April 8, 2014 and 512 restricted stock units are scheduled to vest on each of April 8, 2015 and 2016.
(2)	The market value of stock awards was determined by multiplying the number of unvested shares by $74.37, the closing price of Omnicom common stock on December 31, 2013.
(3)	The performance restricted stock units are scheduled to vest at the times indicated below. The actual number of performance restricted stock units that will vest depends on our relative average return on equity for the three-year period ending December 31, 2013, December 31, 2014, and December 31, 2015, respectively, compared to a pre-established peer group. For purposes of the table, we have assumed that the maximum level of performance will be achieved for each award.
•	Mr. Wren: 18,416 performance restricted stock units vested on April 8, 2014, and 6,139 performance restricted stock units are scheduled to vest on April 8, 2015 and 2016. 87,070 performance restricted stock units are scheduled to vest in calendar year 2015. 90,044 performance restricted stock units are scheduled to vest in calendar year 2016.
•	Mr. Weisenburger: 14,733 performance restricted stock units vested on April 8, 2014, and 4,911 performance restricted stock units are scheduled to vest on April 8, 2015 and 2016. 60,212 performance restricted stock units are scheduled to vest in calendar year 2015. 62,268 performance restricted stock units are scheduled to vest in calendar year 2016.
•	Mr. Angelastro: 2,456 performance restricted stock units vested on April 8, 2014, and 818 performance restricted stock units are scheduled to vest on April 8, 2015 and 2016. 15,484 performance restricted stock units are scheduled to vest in calendar year 2016.
•	Mr. Hewitt: 1,228 performance restricted stock units vested on April 8, 2014, and 410 performance restricted stock units are scheduled to vest on April 8, 2015 and 409 performance restricted stock units are scheduled to vest on April 8, 2016. 8,112 performance restricted stock units are scheduled to vest in calendar year 2015. 6,866 performance restricted stock units are scheduled to vest in calendar year 2016.
•	Mr. O’Brien: 1,535 performance restricted stock units vested on April 8, 2014; 511 performance restricted stock units are scheduled to vest on April 8, 2015 and 512 performance restricted stock units are scheduled to vest on April 8, 2016. 11,032 performance restricted stock units are scheduled to vest in calendar year 2015. 9,336 performance restricted stock units are scheduled to vest in calendar year 2016.
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Option Exercises and Stock Vested in 2013

     The following table provides information for the named executive officers on (a) stock option exercises during 2013, including the number of shares acquired upon exercise and the value realized, and (b) the number of shares acquired upon the vesting of stock awards in the form of restricted stock or restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Award		Stock Awards
Name of Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John Wren	—	—	6,139	$365,025
Randall Weisenburger	—	—	4,911	$292,008
Philip Angelastro	—	—	7,819	$438,988
Dennis Hewitt	—	—	4,409	$275,199
Michael O’Brien	—	—	3,775	$230,574

(1)	The reported dollar values are calculated by multiplying the number of shares subject to vesting by the closing price of Omnicom common stock on the vesting date.

Nonqualified Deferred Compensation in 2013

     Certain of Omnicom’s employees are eligible to defer some or all of the shares of their restricted stock and restricted stock units that may vest in a given year. For additional information about the deferral plans pursuant to which these elections may be made, see the description of deferred compensation in the section entitled “Compensation Discussion and Analysis” on page 12.

     The table below provides information on the non-qualified deferred compensation of the named executive officers in 2013, which consisted only of the deferral of shares of restricted stock or restricted stock units under Omnicom’s Restricted Stock and Restricted Stock Unit Deferred Compensation Plans.

Name of Executive	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distribution in Last FY ($)	Aggregate Balance at Last FYE ($)
John Wren	—	$3,319,516	—	$10,113,576
Randall Weisenburger	—	$3,334,406	—	$10,158,942
Philip Angelastro	—	$ 179,006	$918,414	—
Dennis Hewitt	—	—	—	—
Michael O’Brien	—	—	—	—

(1)	None of the named executive officers made contributions to the Omnicom Restricted Stock or Restricted Stock Unit Deferred Compensation Plans in 2013.
(2)	Reflects earnings on deferred shares. Earnings on deferred shares that were not withdrawn during the fiscal year are calculated based on the total number of deferred shares in the account as of December 31, 2013 multiplied by the Omnicom closing stock price as of December 31, 2013, less the total number of such deferred shares multiplied by the Omnicom closing stock price as of December 31, 2012. Earnings on deferred shares that were withdrawn during the fiscal year are calculated based on the total number of such deferred shares that were withdrawn multiplied by the Omnicom closing stock price as of the date of withdrawal, less the total number of such deferred shares that were withdrawn multiplied by the Omnicom closing stock price as of December 31, 2012.

Potential Payments Upon Termination of Employment or Change in Control

     The named executive officers may be entitled to payments upon termination of employment or in connection with a change in control of Omnicom. The table below sets forth the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom under various scenarios as of December 31, 2013. Except for the arrangements described below, none of the named executive officers have entered into any plans, arrangements or agreements with Omnicom providing for payments upon termination of employment or change in control of Omnicom, other than payments generally available to all salaried employees that do not discriminate in scope, terms or operation in favor of the executive officers of Omnicom.

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     The SERCR Plan

     Omnicom adopted the SERCR Plan in 2006, and Messrs. Wren, Weisenburger and Angelastro participate. The SERCR Plan is unique in its structure and objectives. It is intended to provide security to Omnicom through the restrictive covenants described below while delivering a valuable benefit to executives in the form of post-termination compensation.

     Restrictive Covenants and Consulting Obligation

     In consideration for annual benefits under the SERCR Plan, participating executives are subject to restrictions on competition, solicitation, disparagement, and other willful actions that may materially harm Omnicom, from the date of termination of employment through the end of the calendar year in which they receive their last annual benefits payment. In addition, prior to age 55 the participating executives agree to serve as advisors or consultants to Omnicom during the post-employment period, subject to certain limitations.

     Annual Benefits

     The SERCR Plan provides annual benefits to participating executives upon their termination of employment after they render seven years of service to Omnicom or its subsidiaries, unless termination is for “Cause.” “Cause” is generally defined for this purpose as the executive having been convicted of (or having entered a plea bargain or settlement admitting guilt for) any felony committed in the execution of and while performing his duties as an executive officer, an act of fraud or embezzlement against Omnicom, as a result of which continued employment would have a material adverse impact on Omnicom, or having been the subject of any order, judicial or administrative, obtained or issued by the SEC, for any securities violation involving a material and willful act of fraud. Subject to compliance with the SERCR Plan’s restrictive covenants and consulting obligation, the annual benefit is payable for 15 years following termination, and is equal to the lesser of (a) the product of (i) the average of the executive’s three highest years of total pay (base salary plus bonus and other incentive compensation), and (ii) a percentage equal to 5% plus 2% for every year of the executive’s service as an executive officer to Omnicom, not to exceed 35% and (b) $1.5 million, subject to an annual cost-of-living adjustment beginning with the second annual payment. Payment of this annual benefit begins on the later of (a) attainment of age 55, or (b) the year following the calendar year in which the termination of employment occurred, with certain exceptions. In the event of death subsequent to satisfaction of the seven-year service requirement, beneficiaries of the executive are entitled to the annual benefit payments. No annual benefit is payable if the executive is terminated by Omnicom for Cause.

     The Executive Salary Continuation Plan Agreement

     Omnicom has entered into an Executive Salary Continuation Plan Agreement with Mr. Hewitt, pursuant to which Omnicom agreed to make annual payments for up to a maximum of 10 years after termination of full time employment, unless termination is for “Cause,” in consideration for Mr. Hewitt’s agreement to consult and not to compete during the payment period. “Cause” is generally defined for this purpose as willful malfeasance, such as breach of trust, fraud or dishonesty. Based on Mr. Hewitt’s age and years of service with Omnicom or its subsidiaries, as of December 31, 2013, his payment period was the 10-year maximum.

     Annual Payments under the Executive Salary Continuation Plan Agreement

     Following termination and subject to compliance with the consulting obligation and agreement not to compete, Mr. Hewitt is entitled to receive annual payments, beginning in the year described below, for the duration of the payment period. Annual payments are equal to the lesser of (a) 30% of the highest annual base salary paid to Mr. Hewitt within five years prior to termination and (b) a percentage of the net profits of Omnicom for the calendar year immediately prior to the year in which Mr. Hewitt is entitled to payment.

     Mr. Hewitt is entitled to 100% of the annual payment in the event of disability or termination by Omnicom without Cause. For a voluntary termination, including retirement, Mr. Hewitt is entitled to 100% of the annual payment since he has completed 20 years of service. In the event of death, beneficiaries of Mr. Hewitt are entitled to 75% of the annual payment. Mr. Hewitt is not entitled to any annual payment if he is terminated by Omnicom for Cause.

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     Consulting Obligation and Certain Restrictive Covenants

     Mr. Hewitt agrees to serve as an advisor or consultant to Omnicom during the payment period, subject to certain limitations. In addition, he will be subject to restrictions on competition and other willful actions harming Omnicom, from the date of termination through the end of the payment period.

     The Incentive Bonus Plan

     Each of the named executive officers participates in our Incentive Bonus Plan. The Incentive Bonus Plan provides performance-based bonuses to participants, based upon specific performance criteria, discussed above in the section entitled “Compensation Discussion and Analysis” on page 12, during each performance period. If a participant in the Incentive Bonus Plan experiences a termination of employment for any reason prior to the end of a performance period or the bonus payment date for such performance period, he is not entitled to any payment, but the Compensation Committee has discretion (a) to determine whether the participant will receive any bonus, (b) to determine whether the participant will receive a pro-rated bonus reflecting that portion of the performance period in which the participant had been employed by Omnicom, and (c) to make such other arrangements as the Compensation Committee deems appropriate in connection with the participant’s termination of employment.

     Executive Life Insurance Coverage

     Omnicom provides life insurance coverage to its employees. Certain of the named executive officers participate in company-sponsored executive life insurance programs that provide them with a higher coverage amount than they would otherwise be eligible for as employees. This coverage is in lieu of the coverage provided to employees generally. Specifically, Messrs. Wren, Weisenburger and O’Brien are provided with life insurance policies for which Omnicom pays the premiums. In the event of termination of employment due to death on December 31, 2013, these named executive officers would each be entitled to a life insurance benefit in the amount of $1,000,000 paid by MassMutual. This amount is $250,000 higher than each would be eligible for under the program covering employees generally.

     Acceleration of Equity Awards

     Messrs. Wren, Weisenburger, Angelastro, Hewitt and O’Brien hold unvested performance restricted stock units. Messrs. Angelastro and O’Brien hold restricted stock units and Mr. Hewitt holds restricted stock that generally vest based on continued employment and the passage of time. As specified below, such named executive officers are entitled to accelerated vesting (a) on a pro rata basis upon termination of employment due to disability (b) upon death, and (c) with respect to the performance restricted stock units granted in 2012, upon a change in control of Omnicom.

     No equity awards, other than the performance restricted stock units granted in 2012, held by our named executive officers have single trigger or double trigger acceleration in connection with a change in control. However, if restricted stock, restricted stock units and performance restricted stock units held by our named executive officers or other employees are not assumed or substituted by an acquirer in connection with a change in control of Omnicom, they fully vest.

     If a named executive officer retires, voluntarily terminates or is terminated by Omnicom, with or without cause, all restricted stock, restricted stock units and performance restricted stock units that have not yet vested are generally forfeited or, to the extent performance restricted stock units are partially vested based on the passage of time, they may remain subject to vesting based on the ultimate achievement of the performance goals.

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     Potential Payments Upon Termination of Employment or Change in Control Table

     The following table provides the potential payments that each named executive officer may receive upon termination of employment or change in control of Omnicom, assuming that (a) such termination or change in control of Omnicom occurred on December 31, 2013, and (b) the price per share of Omnicom common stock equals $74.37, the closing price at 2013 fiscal year end.

Name of Executive	Death		Disability		For Cause Termination	Termination without Cause (1)		Retirement (1)		Voluntary Termination (1)		Change in Control (2)
John Wren
• SERCR Plan (3)	$ 1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
• Equity Awards (4)	$10,275,034		$5,363,889		—	—		—		—		$2,158,366

Randall Weisenburger
• SERCR Plan (3)	$ 1,500,000		$1,500,000		—	$1,500,000		$1,500,000		$1,500,000		—
• Equity Awards (4)	$ 7,501,702		$4,020,072		—	—		—		—		$1,492,606

Philip Angelastro
• SERCR Plan (5)	$ 718,479		$ 718,479		—	$ 718,479		$ 718,479		$ 718,479		—
• Equity Awards (4)	$ 2,741,948		$1,545,787		—	—		—		—		—

Dennis Hewitt
• Executive Salary
Continuation Agreement	$ 88,875	(6)	$ 118,500	(7)	—	$ 118,500	(7)	$ 118,500	(7)	$ 118,500	(7)	—
• Equity Awards (4)	$ 1,231,121		$ 754,541		—	—		—		—		$ 201,096

Michael O’Brien
• Equity Awards (4)	$ 1,228,533		$ 678,260		—	—		—		—		$ 273,384

(1)	Amount shown does not include unvested PRSUs, which are considered earned and non-forfeitable as of December 31, 2013, but which will vest, if at all, only following the end of the applicable performance period and subject to the applicable level of actual performance during such period. For additional information, please read the discussion under the heading “Compensation Discussion and Analysis – Fiscal Year 2013 Compensation Decisions – Performance Restricted Stock Unit Award.”
(2)	The change in control value of equity awards assumes that all equity awards are assumed or substituted in connection with a change in control. As a result, only the performance restricted stock unit awards granted in 2012 would vest in full at the time of the change in control. If, however, an unvested equity award held by any participant in the 2013 Plan is not assumed or substituted in connection with a change in control, such unvested equity award vests in full.
(3)	Except in the event of a termination for Cause, Messrs. Wren and Weisenburger, or their beneficiaries, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2014. In the event of termination for Cause, no payments would be made. The amount reported is the payment cap set forth in the SERCR Plan as in effect on December 31, 2013, such amount being subject to an annual cost-of-living adjustment beginning with the second annual payment. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.
(4)	The value of restricted stock, restricted stock units and performance restricted stock units was determined by taking the aggregate fair market value of the shares of restricted stock (or the shares underlying restricted stock units and performance restricted stock units) subject to accelerated vesting as of December 31, 2013. The value of performance restricted stock units assumes achievement of the highest performance target and therefore the actual value could be lower than the amount disclosed. Also, the value of restricted stock has not been adjusted to reflect any par value paid by the executive for such stock on the date of grant.
(5)	Except in the event of termination due to death or disability or a termination for Cause, Mr. Angelastro would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2019 upon Mr. Angelastro turning fifty-five. In the event of termination due to death or disability, Mr. Angelastro or his beneficiary, as the case may be, would be entitled to receive fifteen annual payments in this amount, the first of which would be payable in 2014. In the event of termination for Cause, no payments would be made. All payment obligations are conditioned upon compliance with the restrictive covenants and consulting obligation described above.

(footnotes on following page)

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(6)	This reflects 75% of Mr. Hewitt’s $118,500 annual payment, payable to his designated beneficiary. Ten annual payments in this amount would be paid to such beneficiary, with the first payment being made in 2014.
(7)	This reflects 30% of the highest annual rate of salary paid to Mr. Hewitt in the five years preceding December 31, 2013. Ten annual payments would be made in this amount, with the first payment being made in 2015. All payment obligations are conditioned upon compliance with the consulting obligation and agreement not to compete described above.
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DIRECTORS’ COMPENSATION FOR FISCAL 2013

     Directors who are also current or former employees of Omnicom or its subsidiaries receive no compensation for serving as directors. The compensation program for directors who are not current or former employees of Omnicom or its subsidiaries is designed to compensate directors in a manner that reflects the work required for a company of Omnicom’s size and composition and to align directors’ interests with the long-term interests of shareholders. The table below includes the following compensation elements with respect to non-employee directors:

     Annual Compensation. Non-employee directors are paid a cash annual retainer of $75,000 and $2,000 for attendance at each Board or Committee meeting. In addition, directors receive reimbursement for customary travel expenses.

     In accordance with our 2013 Plan, and our Director Compensation and Deferred Stock Program adopted by our Board on December 4, 2008, non-employee directors also receive fully-vested common stock each fiscal quarter. For each of the four quarters in 2013, such directors received common stock with a fair value of $31,250 based on the per share closing price of our common stock on the date prior to grant.

     Our Director Compensation and Deferred Stock Program and 2013 Plan provide that each director may elect to receive all or a portion of his or her cash director compensation for the following year’s service in common stock. Messrs. Henning and Murphy and Ms. Choksi each elected to receive all or a portion of their respective 2013 cash director compensation in common stock.

     Directors may also elect to defer any common shares payable to them, which will be credited to a bookkeeping account in the directors’ names. These elections must be made prior to the start of the calendar year for which the fees would be payable. The number of shares of common stock delivered or credited to a director’s account is based on the fair market value of our common stock on the first trading day immediately preceding the date the fees would have been paid to the director. Each director other than Mr. Roubos and Mrs. Johnson Rice elected to defer all of the common shares payable to them in 2013. Mrs. Johnson Rice elected to defer 50% of the common shares payable to her in 2013.

     Chairman Fees. The Chairs of our Committees receive the following additional annual fees in cash due to the workload and the additional responsibilities of their positions. The Chairs of our Audit and Compensation Committees receive an additional fee of $20,000 each year. The Chairs of our Finance, Governance and Executive Committees each receive an additional fee of $10,000 each year, as long as such Chair is not also an executive of Omnicom. In 2013, only the Chairs of the Governance and Executive Committees received the $10,000 fee.

Name of Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Alan R. Batkin	$131,000	$125,000	$256,000
Mary C. Choksi	$133,000	$125,000	$258,000
Robert Charles Clark	$139,000	$125,000	$264,000
Leonard S. Coleman, Jr.	$143,000	$125,000	$268,000
Errol M. Cook	$139,000	$125,000	$264,000
Susan S. Denison	$129,000	$125,000	$254,000
Michael A. Henning	$147,000	$125,000	$272,000
John R. Murphy	$159,000	$125,000	$284,000
John R. Purcell	$137,000	$125,000	$262,000
Linda Johnson Rice	$127,000	$125,000	$252,000
Gary L. Roubos	$155,000	$125,000	$280,000

(1)	Bruce Crawford is an executive officer of Omnicom and does not receive director compensation. In fiscal year 2013, Mr. Crawford received a base salary of $400,000.
(2)	This column reports the amount of cash compensation earned in 2013 for Board and Committee service. The amounts shown include the following amounts, which Messrs. Henning and Murphy and Ms. Choksi elected to receive in common stock: Mr. Henning: $75,000; Mr. Murphy: $37,500; and Ms. Choksi: $75,000.

(footnotes on following page)

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(3)	The amount reported in the “Stock Awards” column for each director reflects the aggregate grant date fair value of the stock granted in 2013, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used to calculate the fair value of stock awards, refer to notes 3 and 10 to the consolidated financial statements contained in our 2013 10-K. The fair market value for each quarterly stock awards was $31,250 for each individual reported in the table above.

     No Other Compensation. Directors received no compensation in 2013 other than that described above. We do not have a retirement plan for directors and they receive no pension benefits.

     Stock Ownership Requirement. The Board adopted stock ownership guidelines for our directors in 2004. The director guidelines provide, in general, that our directors must own Omnicom stock equal to or greater than five times their annual cash retainer within five years of their joining the Board. As of December 31, 2013, each member of our Board was in compliance.

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EQUITY COMPENSATION PLANS

     Our principal equity plan for employees is our 2013 Plan, which was approved by shareholders at our 2013 Annual Meeting of Shareholders and replaced all of our prior equity incentive plans. The Compensation Committee’s independent compensation consultant, Cook & Co., provided analysis and input on the 2013 Plan. As a result of the adoption of the 2013 Plan, no new awards may be made under any of Omnicom’s prior equity plans. Outstanding equity awards under prior plans, however, were not affected by the adoption of our 2013 Plan.

     The purpose of the 2013 Plan is to promote the success and enhance the value of Omnicom by continuing to link the personal interest of participants to those of Omnicom shareholders and by providing participants with an incentive for outstanding performance to generate superior returns to Omnicom shareholders. The 2013 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, and restricted stock units.

     Persons eligible to participate in the 2013 Plan include all employees and consultants of Omnicom and its subsidiaries, members of our Board or, as applicable, members of the board of directors of a subsidiary, as determined by the committee administering the 2013 Plan (the “IAP Committee”). The IAP Committee is appointed by our Board, and currently is comprised of the members of our Compensation Committee. With respect to awards to independent directors, Omnicom’s Board administers the 2013 Plan.

     All of our current equity compensation plans have been approved by shareholders. The following table provides information about our current equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($/shr)	Number of securities remaining available for future issuance (#)
Equity compensation plans approved by
security holders: 2013 Incentive
Award Plan and previously adopted
equity incentive plans (other than
our ESPP)	2,643,680	$26.39	32,762,420	(1)
Equity compensation plans approved
by security holders: ESPP Shares	—	—	9,191,376	(2)
Equity compensation plans not approved
by security holders	—	—	—
Total	2,643,680	$26.39	41,953,796

(1)	The maximum number of shares that may be issued under our 2013 Plan pursuant to awards granted after December 31, 2012 is 33,040,000. This number is subject to upward adjustment since awards granted under previously adopted plans (“Prior Plans”) that are forfeited or expire may be used again under the 2013 Plan. Any share of common stock that is subject to an option or stock appreciation right granted from our 2013 Plan is counted against this limit as one share of common stock for every one share of common stock granted. Any share of common stock that is subject to an award other than an option or stock appreciation right granted from the 2013 Plan is counted against this limit as 3.5 shares of common stock for every one share of common stock granted. The figure above includes 32,762,420 shares that may be issued under our 2013 Plan, which assumes that all securities available for future issuance are subject to options or stock appreciation rights. If all securities available for future issuance were subject to awards other than options or stock appreciation rights, this figure would be 9,360,691. Our 2013 Plan provides that we may no longer grant any awards under our Prior Plans. As of December 31, 2013, there were 2,643,680 stock options outstanding under our equity compensation plans (other than our ESPP) with a weighted-average exercise price of $26.39 and a weighted-average term of 5.29 years and 6,772,252 unvested full value shares outstanding under our equity compensation plans (other than our ESPP).
(2)	The ESPP is a tax-qualified plan in which all eligible full-time and part-time domestic employees may participate.
36

STOCK OWNERSHIP

     The following table sets forth certain information as of the close of business on March 15, 2014 (except as otherwise noted), with respect to the beneficial ownership of our common stock by:

•	each person known by Omnicom to own beneficially more than 5% of our outstanding common stock;
•	each current director or nominee;
•	each named executive officer; and
•	all directors and executive officers as a group.

     The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, the address for each individual listed below is c/o Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022.

Name	Number of Shares Owned(1)	Options Exercisable within 60 Days	Total Beneficial Ownership		Percent of Shares Outstanding(2)
Wellington Management Company, LLP (3)	13,177,089	—	13,177,089		5.0%
Massachusetts Financial Services Company (4)	20,376,751	—	20,376,751		7.8%
Philip Angelastro (5)	142,482	350,000	492,482		*
Alan R. Batkin	15,596	—	15,596		*
Mary C. Choksi	7,535	—	7,535		*
Robert Charles Clark (6)	27,310	—	27,310		*
Leonard Coleman, Jr.	27,361	—	27,361		*
Errol M. Cook (7)	32,421	—	32,421		*
Bruce Crawford	176,750	—	176,750		*
Susan S. Denison	39,513	—	39,513		*
Michael A. Henning	45,008	—	45,008		*
Dennis Hewitt (8)	40,030	—	40,030		*
John R. Murphy	46,188	—	46,188		*
Michael O’Brien (9)	41,747	—	41,747		*
John R. Purcell (10)	29,314	—	29,314		*
Linda Johnson Rice	29,460	—	29,460		*
Gary L. Roubos	38,621	—	38,621		*
Randall Weisenburger (11)	812,194	—	812,194		*
John Wren (12)	1,073,781	—	1,073,781		*
All directors and executive officers
as a group (18 persons)	2,631,936	350,000	2,981,936	(13)	1.1%

*	less than 1%.
(1)	This column lists voting securities, and securities the payout of which has been deferred at the election of the holder, including restricted stock held by executive officers. Except to the extent noted below, each director or executive officer has sole voting and investment power with respect to the shares reported. The amounts in the column include:
•	shares held pursuant to the outside director equity plan, the payout of which has been deferred at the election of the holder, namely, Mr. Batkin—13,910 shares, Ms. Choksi—7,535 shares,

(footnotes continued on following page)

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Mr. Clark—24,254 shares, Mr. Coleman—10,091 shares, Mr. Cook—24,254 shares, Ms. Denison—28,720 shares, Mr. Henning—40,510 shares, Mr. Murphy—32,745 shares, Mr. Purcell—24,254 shares, and Mrs. Johnson Rice—26,488 shares;

•	shares previously held under restricted stock awards, the payout of which has been deferred at the election of the holder, namely, Mr. Weisenburger—136,600 shares, and Mr. Wren—135,990 shares;
•	shares credited under the Omnicom Group Retirement Savings Plan, namely, Mr. Angelastro—1,192 shares, Mr. Weisenburger—1,862 shares, and Mr. Wren—24,163 shares; and
•	shares purchased under our ESPP, namely, Mr. Weisenburger—8,563 shares.
(2)	The number of shares of common stock outstanding on March 15, 2014 was 261,139,518. The percent of common stock is based on such number of shares and is rounded off to the nearest one-tenth of a percent.
(3)	Stock ownership is as of December 31, 2013 and is based solely on a Schedule 13G filed with the SEC on February 13, 2014, by Wellington Management Company, LLP (“Wellington”). In the filing, Wellington reported having shared voting power over 5,884,831 shares and shared dispositive power over 13,177,089 shares. Wellington has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of Wellington is 280 Congress St., Boston, MA 02210.
(4)	Stock ownership is as of December 31, 2013, and is based solely on a Schedule 13G filed with the SEC on February 14, 2014, by Massachusetts Financial Services Company (“MFS”). In the filing, MFS reported having sole voting power over 17,265,111 shares and sole dispositive power over 20,376,751 shares. MFS has certified in its Schedule 13G that our stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of Omnicom. The address of MFS is 111 Huntington Avenue, Boston, MA 02199.
(5)	Includes 20,000 restricted stock units and 22,032 performance restricted stock units granted to Mr. Angelastro pursuant to our 2013 Plan.
(6)	Includes 1,700 shares that are held in a joint account shared by Mr. Clark and his wife.
(7)	Includes 6,250 shares that are held in a joint account shared by Mr. Cook and his wife.
(8)	Includes 18,253 performance restricted stock units granted to Mr. Hewitt pursuant to our 2013 Plan.
(9)	Includes 2,528 restricted stock units and 24,461 performance restricted stock units granted to Mr. O’Brien pursuant to our 2013 Plan.
(10)	Includes 4,000 shares that are held by Mr. Purcell’s wife. Mr. Purcell disclaims beneficial ownership of shares held by his wife.
(11)	Includes 161,768 performance restricted stock units granted to Mr. Weisenburger pursuant to our 2013 Plan. Also includes 496,519 shares that are held in a joint account shared by Mr. Weisenburger and his wife.
(12)	Includes 226,225 performance restricted stock units granted to Mr. Wren pursuant to our 2013 Plan.
(13)	Includes 504,469 shares over which there are shared voting and investment power; and 6,000 shares of restricted stock.
38

AUDIT RELATED MATTERS

     Fees Paid to Independent Auditors

     The following table shows information about fees billed by KPMG LLP and affiliates for professional services (as well as all “out-of-pocket” costs incurred in connection with these services) rendered for the last two fiscal years:

	2013	Approved by Audit Committee	2012	Approved by Audit Committee
Audit Fees (1)	$20,437,200	100%	$22,645,000	100%
Audit-Related Fees (2)	$2,169,500	100%	$ 984,500	100%
Tax Fees (3)	$565,300	100%	$ 530,200	100%
All Other Fees (4)	$—		$ 3,535	100%
Total Fees	$23,172,000		$24,163,235

(1)	Audit Fees consist of fees for professional services for the audit or review of our consolidated financial statements and for the audit of our internal control over financial reporting or for audit services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees, including services provided in 2013 in connection with the proposed merger with Publicis, due diligence related to mergers and acquisitions and special procedures to meet certain statutory requirements.
(3)	Tax Fees consist primarily of fees for tax compliance including the review and preparation of statutory tax returns and other tax compliance related services.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above and comprise fees in connection with training activities.

     In deciding to reappoint KPMG LLP to be our auditors for 2014, the Audit Committee considered KPMG LLP’s provision of services to assure that it was compatible with maintaining KPMG LLP’s independence. The Committee determined that these fees were compatible with the independence of KPMG LLP as our independent auditors.

     The Audit Committee has adopted a policy that requires it to pre-approve each audit and permissible non-audit service rendered by KPMG LLP except for items exempt from pre-approval requirements by applicable law. On a quarterly basis, the Audit Committee reviews and generally pre-approves specific types of services and the range of fees that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The policy requires the specific pre-approval of all other permitted services and all other permitted services were pre-approved in 2013.

Audit Committee Report

     The Audit Committee’s primary purpose is to assist the Board in carrying out its oversight responsibilities relating to Omnicom’s financial reporting. Management is responsible for the preparation, presentation and integrity of Omnicom’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing the operating effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

     In performing its oversight role, the Audit Committee has reviewed and discussed with management Omnicom’s audited 2013 financial statements as of December 31, 2013. The Committee has also discussed with KPMG LLP the matters required to be discussed under all relevant professional and regulatory standards, which included discussion of the quality of Omnicom’s accounting principles, the reasonableness of significant

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judgments and the clarity of disclosures in the financial statements. The Committee has received and reviewed the written disclosures and the letter from KPMG LLP required under all relevant professional and regulatory standards, and has discussed with KPMG LLP its independence.

     Based on the review and discussions referred to in this Report, the Audit Committee recommended to the Board that the audited financial statements of Omnicom for the year ended December 31, 2013 be included in its Annual Report on the 2013 10-K.

Members of the Audit Committee
John R. Murphy, Chairman
Michael A. Henning, Vice Chairman
Mary C. Choksi
Robert Charles Clark
Errol M. Cook

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ITEMS TO BE VOTED ON

Item 1 — Election of Directors

     The current 13 members of the Board have been nominated to continue to serve as directors for another year. All of the nominees have been recommended for re-election to the Board by our Governance Committee and approved and nominated for re-election by the Board.

     The Board has no reason to believe that any of the nominees would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, the Board prior to the meeting may select a substitute nominee or undertake to locate another director after the meeting. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the substitute nominee.

     In accordance with our By-laws, directors are elected by a majority of the votes cast. That means the nominees will be elected if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such nominee. For this purpose, abstentions and broker non-votes will not count as a vote cast. Our form of proxy permits you to abstain from voting “for” or “against” a particular nominee. However, shares represented by proxies so designated will count as being present for purposes of determining a quorum but will have no effect on the election of directors. Such proxies may also be voted on other matters, if any, that may be properly presented at the meeting.

     If an incumbent nominee is not reelected, New York law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws and a policy adopted by the Board, such a director is required to promptly offer to tender his or her resignation to the Board. The Governance Committee of the Board then must consider whether to accept the director’s resignation and make a recommendation to the Board. The Board will then consider the resignation, and within 90 days after the date of certification of the election results, publicly disclose its decision and the reasons for its decision. A director whose resignation is under consideration may not participate in any deliberation regarding his or her resignation unless none of the directors received a majority of the votes cast. If the Board accepts a director’s resignation, the Board will then elect a replacement in accordance with the By-laws.

John D. Wren Age: 61 Director since 1993	Mr. Wren is President and Chief Executive Officer of Omnicom, a position he has held since January 1997. He was elected President in 1996 and named Chief Executive Officer in 1997. Under his direction, Omnicom has become one of the largest advertising, marketing and corporate communications companies in the world. Mr. Wren entered the advertising business in 1984, joining Needham Harper Worldwide as an executive vice president. As part of the team that created Omnicom in 1986, he was appointed Chief Executive Officer of Omnicom’s Diversified Agency Services division in 1990. In that position, he grew Diversified Agency Services into Omnicom’s largest operating group, comprised of companies in a wide array of disciplines ranging from public relations to branding.
Bruce Crawford Age: 85 Director since 1989 Chairman of the Board, Chairman of the Finance Committee and Member of the Executive Committee	Mr. Crawford is Chairman of the Board of Omnicom, a position he has held since 1995. From 1989 to 1995, he served as Omnicom’s President and Chief Executive Officer and, from 1995 to 1997, he served as Omnicom’s Chairman and Chief Executive Officer. Mr. Crawford began his career in advertising in 1956 and, in 1963, he joined BBDO. He held a variety of high-level positions at BBDO, including that of President and Chief Executive Officer, a position he held from 1977 until 1985. Mr. Crawford is an Honorary Director of The Metropolitan Opera and Chairman Emeritus of Lincoln Center. He is also a Director of The Animal Medical Center.
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Alan R. Batkin Age: 69 Director since 2008 Member of the Compensation and Finance Committees	Mr. Batkin is the Chairman and Chief Executive Officer of Converse Associates, Inc., a strategic advisory firm. From 2007 to 2012, he was the Vice Chairman of Eton Park Capital Management, L.P., a multi-disciplinary investment firm. From 1990 to 2007, he was Vice Chairman of Kissinger Associates, Inc., a geopolitical consulting firm that advises multi-national companies. Additionally, Mr. Batkin is a director and member of the Audit and Finance Committees of Hasbro, Inc. (listed on Nasdaq), a toy and game company, a director, member of the Audit and Compensation Committees and Presiding Director of Cantel Medical Corp. (listed on NYSE), a provider of infection prevention and control products in the healthcare market, and a director, Chairman of the Board and member of the Audit, Conflicts, Nominating, Governance and Compensation Committees of Pattern Energy Group, Inc. (listed on Nasdaq), an independent power company. Mr. Batkin also served as a director of Overseas Shipholding Group, Inc. during the last five years.
Mary C. Choksi Age: 62 Director since 2011 Member of the Audit and Finance Committees	Ms. Choksi is a founding partner and Senior Managing Director of Strategic Investment Group, an investment management enterprise founded in 1987 which designs and implements global investment strategies for large institutional and individual investors. Ms. Choksi was also a founder and, until May 2011, a Managing Director of Emerging Markets Management LLC, which manages portfolios of emerging market equity securities, primarily for institutional investors. Prior to 1987, Ms. Choksi worked in the Pension Investment Division of the World Bank. In addition, Ms. Choksi is a director and member of the Audit and Governance Committees of Avis Budget Group (listed on Nasdaq), a leading rental car supplier.
Robert Charles Clark Age: 70 Director since 2002 Vice Chairman of the Governance Committee and member of the Audit Committee	Mr. Clark is a Harvard University Distinguished Service Professor, Harvard Law School, a position he has held since 2003. His research and teaching interests are centered on corporate governance. Previously, he was Dean and Royall Professor of Law at Harvard Law School from July 1989 through June 2003. He has served as a professor of law at Harvard Law School since 1978, and before that, was a tenured professor at Yale Law School. His concentration was corporate law. In addition, Mr. Clark was an associate at Ropes & Gray from 1972 to 1974. Mr. Clark is a director and member of the Audit and Nominating & Governance Committees of Time Warner Inc. (listed on NYSE), a media and entertainment company. Mr. Clark is also a member of the Board of Trustees of Teachers Insurance and Annuity Association (TIAA), a pension fund serving the higher education community.
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Leonard S. Coleman, Jr. Age: 65 Director since 1993 Chairman of the Executive Committee and Member of the Compensation and Governance Committees	Mr. Coleman was Senior Advisor, Major League Baseball, from 1999 through 2005. Previously, he was Chairman of Arena Co., a subsidiary of Yankees/Nets, until September 2002. Before that, he was President, National League, Major League Baseball from 1994 to 1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director, Chairman of the Corporate Governance Committee and member of the Compensation Committee of Avis Budget Group (listed on Nasdaq), a leading rental car supplier. Mr. Coleman also serves as a director, Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of Churchill Downs Inc. (listed on Nasdaq), a company that owns and operates pari-mutuel wagering properties and businesses, and a director and member of the Nominating and Governance Committee of Electronic Arts Inc. (listed on Nasdaq), a company that develops, markets, publishes and distributes video games. In addition, he is a director, member of the Audit, Compensation and Nominating and Governance Committees of Aramark Corporation (listed on NYSE), a company operating in the food and facilities services, uniform, and medical technology maintenance industries. Mr. Coleman also served as a director of H.J. Heinz Corporation during the last five years. Additionally, Mr. Coleman was previously a municipal finance banker for Kidder, Peabody & Company. Prior to joining Kidder, Mr. Coleman served as Commissioner of both the New Jersey Department of Community Affairs and Department of Energy, and Chairman of the Hackensack Meadowlands Development Commission and the New Jersey Housing and Mortgage Finance Agency. Mr. Coleman was also the Vice Chairman of the State Commission on Ethical Standards and a member of the Economic Development Authority, Urban Enterprise Zone Authority, Urban Development Authority, State Planning Commission and New Jersey Public Television Commission. He has also served as President of the Greater Newark Urban Coalition and worked in a management consulting capacity throughout Africa.
Errol M. Cook Age: 74 Director since 2003 Member of the Audit and Governance Committees	Mr. Cook is a private investor and consultant. Previously, he was a managing director and partner of Warburg Pincus, a global leader in the private equity industry, from March 1991 until his retirement in February 1999. Before that, Mr. Cook was a Senior Partner of Ernst & Young from August 1961 to September 1989 and a Managing Director of Schroders, a global asset management company, from September 1989 to March 1991.
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Susan S. Denison Age: 67 Director since 1997 Vice Chairman of the Compensation Committee and member of the Governance Committee	Ms. Denison is a partner of Cook Associates, a retained executive search firm, a position she has held since June 2001. In addition, Ms. Denison has served as a director of InterCure, Inc. and LifeonKey Inc. during the last five years. Ms. Denison has more than twenty years of senior executive experience within the Media, Entertainment and Consumer Products Industries. She formerly served as a Partner at TASA Worldwide/Johnson, Smith & Knisely and the Cheyenne Group. She has also served as Executive Vice President, Entertainment and Marketing for Madison Square Garden, Executive Vice President and General Manager at Showtime Networks’ Direct-To-Home Division, Vice President, Marketing for Showtime Networks and Senior Vice President, Revlon. In addition, Ms. Denison previously held marketing positions at Charles of the Ritz, Clairol and Richardson-Vicks.
Michael A. Henning Age: 73 Director since 2003 Vice Chairman of the Audit Committee and member of the Compensation Committee	Mr. Henning served in various capacities with Ernst & Young from 1961 to 2000, including Deputy Chairman of Ernst & Young LLP from December 1999 to October 2000 and Chief Executive Officer of Ernst & Young International from September 1993 to December 1999. He also serves as a director and Chairman of the Audit Committee of CTS Corporation (listed on NYSE), a company that provides electronic components to auto, wireless and PC businesses. He is also a director and member of the Audit, Compensation, Nominating & Corporate Governance, Safety and Strategic Planning Committees of Landstar System, Inc. (listed on Nasdaq), a transportation and logistics services company. In addition, he serves as a director and Chairman of the Audit Committee of Black Diamond, Inc. (listed on Nasdaq), a manufacturer and distributor of outdoor, snow sports and lifestyle products worldwide. Mr. Henning also served as a director of Highlands Acquisition Corp. during the last five years.
John R. Murphy Age: 80 Director since 1996 Chairman of the Audit Committee and member of the Finance and Executive Committees	Mr. Murphy is a Trustee of National Geographic Society, a position he has held since January 2012. From March 1998 until January 2012, Mr. Murphy was Vice Chairman of National Geographic Society and from May 1996 until March 1998, Mr. Murphy was President and Chief Executive Officer of National Geographic Society. He has also served as a member of the Board and on the Finance and Nominating Committees of National Geographic Society. Mr. Murphy also served as the Chief Executive Officer of the Baltimore Sun, as well as in positions as a publisher and editor at the San Francisco Examiner and the Atlanta Constitution. Mr. Murphy previously served as a trustee, Co-Chairman of the Board and member of the Audit Committee of the PNC Mutual Funds and Co-Chairman of the Board of the PNC Alternative Fund. In addition, Mr. Murphy is a trustee of Mercer University and was a past president of the U.S. Golf Association.
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John R. Purcell Age: 82 Director since 1986 Chairman of the Governance Committee and member of the Finance and Executive Committees	Mr. Purcell is Chairman and Chief Executive Officer of Grenadier Associates Ltd., a merchant banking and financial advisory firm. Mr. Purcell formerly served as Chief Executive Officer of SFN Cos. Inc., as Executive Vice President of CBS, Inc., as Senior Vice President and Chief Financial Officer of Gannett Co., Inc. and as Chairman of Donnelley Marketing, Inc., a database direct marketing firm.
Linda Johnson Rice Age: 56 Director since 2000 Member of the Compensation and Governance Committees	Mrs. Johnson Rice is Chairman of Johnson Publishing Company, Inc., a multi-media company. She joined that company in 1980, became Vice President in 1985, was elected President and Chief Operating Officer in 1987, became Chairman and Chief Executive Officer in 2008 and became Chairman in 2010. Mrs. Johnson Rice is a director of Kimberly-Clark Corporation (listed on NYSE), of which she is a member of the Audit Committee. Mrs. Johnson Rice also served as a director of MoneyGram International, Inc. during the last five years.
Gary L. Roubos Age: 77 Director since 1986 Chairman of the Compensation Committee and member of the Finance and Executive Committees	Mr. Roubos was Chairman of Dover Corporation (listed on NYSE), a world-wide, diversified industrial manufacturing corporation, from May 1989 to May 1999, and Chief Executive Officer of that company from January 1981 to May 1994. During the past five years, he served as a director of Voyager Learning Company, a provider of educational solutions, and ProQuest Co., a company providing online research tools.

The Board UNANIMOUSLY recommends that shareholders vote FOR all nominees.

Item 2 — Ratification of the Appointment of Independent Auditors

     In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as our independent auditors for our fiscal year ending December 31, 2014. We are submitting the selection of our independent auditors for shareholder ratification at the 2014 Annual Meeting. KPMG LLP has been our independent auditor since June 2002.

     Representatives of KPMG LLP are expected to be present at the 2014 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Audit Committee is not bound by the results of the vote regarding ratification of the independent auditors. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Omnicom and its shareholders.

     The Board UNANIMOUSLY recommends that shareholders vote FOR ratification of the appointment of KPMG LLP as our independent auditors.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

Item 3 — Advisory Vote on Executive Compensation

     In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking shareholders to approve an advisory resolution on the compensation of the Company’s named executive officers as reported in this Proxy Statement. Three years ago, the Board

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recommended that this advisory vote to approve named executive officer compensation be conducted annually and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve named executive officer compensation annually until the next vote to determine the frequency of such an advisory vote. Subsequent to the advisory vote reflected in this proposal, the next advisory vote to approve named executive officer compensation is expected to occur at our annual shareholders meeting in 2015.

     Our executive compensation programs are designed to support the Company’s long-term success. As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract, motivate and retain the talented executives who are a critical component of Omnicom’s long-term success by providing each with a competitive total rewards package; and
•	Ensure that executive compensation is aligned with both the short and long-term interests of shareholders.

     We urge shareholders to read the “Compensation Discussion and Analysis” above, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative above, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to our success.

We are asking shareholders to approve the following advisory resolution at the 2014 Annual Meeting.

     RESOLVED, that the shareholders of Omnicom Group Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2013 and the other related tables and disclosure.

     This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

     The Board UNANIMOUSLY recommends that shareholders vote FOR the advisory resolution on executive compensation.

     Approval of this proposal requires the favorable vote of the holders of a majority of the shares voting on the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

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INFORMATION ABOUT VOTING AND THE MEETING

Quorum; Required Vote; Effect of an Abstention and Broker Non-Votes

     More than 50% of the shares entitled to vote will constitute a quorum for the transaction of business at the 2014 Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. Broker non-votes are proxies returned by brokers or other nominees who do not vote on a particular item because they did not receive instruction from the beneficial owner and were not permitted to exercise discretionary voting authority. If a quorum is not present, the shareholders who are present or represented may adjourn the meeting until a quorum exists. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. We will, however, publish a press release if the meeting is adjourned to another date. An adjournment will have no effect on business that may have already been conducted at the meeting.

     In order to obtain approval of the election of any nominee as a director, assuming a quorum exists, a director nominee must receive a majority of the votes cast with respect to such nominee, meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee. In order to ratify the appointment of KPMG LLP as our independent auditors, assuming a quorum exists, the affirmative vote of the holders of a majority of the shares represented at the meeting and actually voted is required. In order to obtain the approval, on an advisory basis, of the compensation of the Company’s named executive officers, assuming a quorum exists, the affirmative vote of the holders of a majority of the votes cast is required. Abstentions and broker non-votes will not be considered as votes cast for any of these proposals, and thus will have no effect on the outcome of these proposals.

Voting

     You can vote your shares by proxy card, through the Internet, by telephone or in person. We have adopted the Internet and telephone voting procedures to authenticate shareholders’ identities, to allow shareholders to provide their voting instructions and to confirm that their instructions have been recorded properly. By submitting your proxy through the Internet, by telephone or by using the proxy card, you will authorize two of our officers or their designees to represent you and vote your shares at the meeting in accordance with your instructions or, if no instructions are given, your shares will be voted as described below in the section entitled “‘Default’ Voting.”

     Fidelity Management Trust Company, as trustee under our retirement savings plan, and Computershare Trust Company, Inc., as administrator of our ESPP, will vote common stock held in the plans as indicated by participants in whose accounts the shares are held, whether or not vested, on their proxies. Please note that your shares held in either plan will be voted as you instruct if your proxy card, telephone or Internet voting instructions are received on or before 11:59 p.m. Eastern Daylight Time on Thursday, May 15, 2014. In accordance with the terms of the retirement savings plan, Fidelity Management Trust Company will vote all shares for which it does not receive voting instructions by the deadline provided above in the same proportion on each issue as it votes the shares for which it does receive instructions. In accordance with the terms of the ESPP, Computershare Trust Company, Inc. will not vote shares for which it does not receive voting instructions by the deadline provided above.

Voting by Street Name Holders

     If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, the broker, bank or other nominee, as the record holder of the shares, is required to vote those shares according to your instructions. Your broker, bank or other nominee should have sent you a voting instruction card for you to use in directing it on how to vote your shares.

     Under existing rules, if your broker holds your shares in its name and you have not given voting instructions, your broker nonetheless has the discretion to authorize the designated proxies to act, except on certain matters. As such, they could vote in respect of the ratification of the appointment of KPMG LLP as our independent auditors, but not on the election of directors or the advisory resolution on the Company’s executive compensation.

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“Default” Voting

     If you submit a proxy, whether through the Internet, by telephone or by using the proxy card, but do not indicate any voting instructions, your shares will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of KPMG LLP and FOR the advisory resolution on the Company’s executive compensation. If any other business properly comes before the shareholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

Right to Revoke

     If you submit your proxy, you may change your voting instructions at any time prior to the vote at the 2014 Annual Meeting. For shares held directly in your name, you may change your vote by granting a new proxy, through the Internet, by telephone or in writing, which bears a later date (thereby automatically revoking the earlier proxy) or by attending the 2014 Annual Meeting and voting in person. For shares beneficially owned by you, but held in “street name” by a broker, bank or other nominee, please refer to the information forwarded to you by your broker, bank or other nominee for instructions on revoking or changing your proxy.

Tabulation of Votes

     Wells Fargo Bank, N.A. will act as inspectors at the 2014 Annual Meeting. They will determine the presence of a quorum and will tabulate and certify the votes.

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ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Purchases and sales of our common stock by such persons are published on our website at http://www.omnicomgroup.com.

     Based solely upon a review of the copies of such reports filed with the SEC, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with during 2013.

Transactions with Related Persons

     We review all relationships and transactions between Omnicom or its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer or their immediate family members. Although we do not have a written policy governing such transactions, Omnicom’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to Omnicom, its subsidiaries or a related person are required to be disclosed in Omnicom’s Proxy Statement. In the course of reviewing a related party transaction, Omnicom considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and Omnicom or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of Omnicom, and (e) any other matters deemed appropriate.

     Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any such material transactions in effect since January 1, 2013, or any such material transactions proposed to be entered into during 2014, with the following exception. Mr. Wren’s brother, Christopher Wren, is employed as the Global Director of Financial Systems for Rapp, a subsidiary of Omnicom. In 2013, his total compensation was $174,595, including salary, bonus and other benefits.

Expense of Solicitation

     We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone or by facsimile or electronic transmission by our officers, directors, and regular employees. We may reimburse brokerage firms, banks, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to assist in the solicitation of proxies. For these services, we will pay Morrow & Co. a fee of approximately $10,500 and reimburse it for certain out-of-pocket disbursements and expenses.

Incorporation by Reference

     To the extent that this Proxy Statement is incorporated by reference into any other filing by Omnicom under the Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Executive Compensation: Compensation Committee Report,” “Audit Related Matters: Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

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Availability of Certain Documents

     This Proxy Statement and our 2013 Annual Report to Shareholders are available, beginning April 10, 2014, at our website at http://www.omnicomgroup.com/investorrelations. You may also access our Proxy Statement and our 2013 Annual Report at https://materials.proxyvote.com/681919. You also may obtain a copy of this document, our 2013 Annual Report, our Corporate Governance Guidelines, our Code of Conduct, our Code of Ethics for Senior Financial Officers and the charters for our Audit, Compensation, Governance, Finance, Executive and Qualified Legal Compliance Committees, without charge, by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. All of these documents also are available after being approved by the Board through our website at http://www.omnicomgroup.com/investorrelations. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Proxy Statement.

Delivery of Documents to Shareholders Sharing an Address

     If you are the beneficial owner of shares of our common stock held in “street name” by a broker, bank or other nominee, your broker, bank or other nominee may only deliver one copy of this Proxy Statement and our 2013 Annual Report to multiple shareholders who share an address unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders at a shared address. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our 2013 Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit this request by writing to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary or by calling our Corporate Secretary at (212) 415-3600. Beneficial owners sharing an address who are receiving multiple copies of Proxy Statements and Annual Reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

SHAREHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

     Any shareholder who wishes to present a proposal for inclusion in next year’s proxy statement and form of proxy under Rule 14a-8 must deliver the proposal to our principal executive offices no later than the close of business on December 11, 2014. Proposals should be addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary.

     For proposals or director nominations submitted outside the process of Rule 14a-8, our By-laws require that written notice of the proposal or nomination be provided to our Corporate Secretary no less than 60 days prior to the date set for the meeting, which was March 21, 2014 for the 2014 Annual Meeting. In order for a nomination for director or proposal to be considered, the notice must include, as to each nominee (if applicable) and the submitting shareholder, the information as to such nominee and shareholder that would be required to be included in a proxy statement under the proxy rules of the SEC if such shareholder were to solicit proxies from all shareholders of Omnicom for the election of such nominee as a director or approval of such proposal and such solicitation were one to which Rules 14a-3 to 14a-12 under the Exchange Act, apply. A copy of the applicable By-law provisions may be obtained, without charge, upon written request addressed to: Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022, Attn: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

MICHAEL J. O’BRIEN Secretary

New York, New York
April 10, 2014

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